Exhibit 10.31

EXECUTION VERSION

US$109,000,000 Term Facility Agreement

Sussex Holdings, Inc

as Borrower

and

Sussex Holdings, Inc

as Original Guarantor

and

National Australia Bank Limited (ABN 12 004 044 937) and Barclays Bank PLC

as Mandated Lead Arrangers and Bookrunners

and

National Australia Bank Limited (ABN 12 004 044 937)

as Agent and Security Agent

24 December 2014

SCHEDULE 4	126
Form of Transfer Certificate	126
Part 4 New Lenders’ Administrative Details	129
SCHEDULE 5	130
Form of Assignment Agreement	130
SCHEDULE 6	132
Form of Accession Letter	132
SCHEDULE 7	133
Form of Compliance Certificate	133
SCHEDULE 8	134
Loan Timetable	134
SCHEDULE 9	135
Group Structure Chart	135
SCHEDULE 10	136
Security Agent	136
SCHEDULE 11	148
U.S. TAX COMPLIANCE CERTIFICATE	148
Part 1	148
For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes	148
Part 2	149
For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes	149
Part 3	150
For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes	150
Part 4	151
For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes	151

This AGREEMENT is made on the 24 December 2014.

BETWEEN:

(1)	SUSSEX HOLDINGS, INC. a company incorporated under the laws of the State of Delaware, United States of America whose registered office is at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 (the “Borrower”);

(2)	THE MEMBERS OF THE GROUP listed in part 1 of schedule 1 (The Original Parties) as Original Guarantor (the “Original Guarantor”);

(3)	NATIONAL AUSTRALIA BANK LIMITED (ABN 12 004 044 937) and BARCLAYS BANK PLC as bookrunners and mandated lead arrangers (the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in part 2 of schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	NATIONAL AUSTRALIA BANK LIMITED (ABN 12 004 044 937) as agent of the other Finance Parties (the “Agent”); and

(6)	NATIONAL AUSTRALIA BANK LIMITED (ABN 12 004 044 937) as Security Agent for the Secured Parties.

It is agreed:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency or any other bank or financial institution approved by the Agent;

“Accession Letter” means a document substantially in the form set out in schedule 6 (Form of Accession Letter);

“Accounting Principles” means:

(a)	in the case of the Annual Financial Statements and Quarterly Financial Statements for a Regulated Insurance Entity, SAP;

(b)	in the case of the Annual Financial Statements for a non-Regulated Insurance Entity, GAAP; and

(c)	in the case of Quarterly Financial Statements of the Borrower, GAAP;

“Acquisition” means the acquisition of the Target Shares on the terms of the Acquisition Documents;

“Acquisition Agreement” means the stock purchase agreement dated as of 26 August 2014 (including all schedules and all documents and agreements attached thereto or otherwise referred to therein, copies of which have been provided to the Agent) relating to the acquisition by the Borrower of the Target and entered into and made between the Borrower, Enstar and the Vendor, as amended from time to time by amendments reasonably acceptable to the Agent;

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred (or required to be paid) by the Borrower or any other member of the Group in connection with the Acquisition or the Transaction Documents;

“Acquisition Documents” means the Acquisition Agreement and any other document designated as an Acquisition Document by the Agent and the Borrower;

“Additional Guarantor” means any company which becomes a Guarantor in accordance with clause 26.2 (Additional Guarantors);

“Additional Security Agent” has the meaning given to it in schedule 10 (Security Agent);

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day;

“Anti-Terrorism Law” means each of:

(a)	Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the “USA Patriot Act”);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570;

(d)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)	any similar law enacted in the United States of America subsequent to the date of this Agreement which is applicable to a member of the Group;

“Assignment Agreement” means an agreement substantially in the form set out in schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee;

“Auditors” means:

(a)	any internationally reputable firm of qualified accountants (which shall include, for the avoidance of doubt, the auditors of the Enstar Group as at the date of this Agreement); or

(b)	such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed);

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Authority” means any of the United Nations Security Council, the Commission of the European Union, a government entity of any Participating Member State, Her Majesty’s Treasury, any other United Kingdom government entity, any Australian government entity, any Bermudan government entity, the Office of Foreign Assets Control of the United States Department of the Treasury and any other United States government entity;

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of (i) the date falling one month after the Closing Date or (ii) the date falling six months from the date of this Agreement;

“Available Facility” means the aggregate for the time being of each Lender’s Commitment;

“Base Currency” means U.S. Dollars;

“Base Currency Amount” means the amount of the relevant currency required to purchase the relevant amount of U.S. Dollars at the Agent’s Spot Rate of Exchange;

“Break Costs” means the amount (if any) by which:

(a)	the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hamilton (Bermuda) and New York;

“Cash” means, at any time, cash denominated in freely transferable and freely convertible currency in hand or at a bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand; and

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements;

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility;

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations with a rating of not less than AA issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (d) above; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents);

“Change of Control” means other than as a consequence of the Acquisition:

(a)	the Shareholder ceases to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, 100 per cent. of the maximum number of votes that might be cast at a general meeting of the Borrower;

(ii)	appoint or remove all of the directors or other equivalent officers of the Borrower; or

(iii)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply;

(b)	the cessation of full direct beneficial ownership by the Shareholder of all of the issued share capital of the Borrower;

(c)	Enstar ceases to have Control of the Borrower;

(d)	the cessation of full indirect beneficial ownership by Enstar of all of the issued share capital of the Borrower;

(e)	following the Closing Date, the cessation of full beneficial ownership by the Borrower of all of the issued share capital of the Target or a member of the Target Group (other than Companion Third Party Administrations LLC pursuant to a Permitted Disposal); or

(f)	any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (Exchange Act)) or group of persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that before such event was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20 per cent. of a member of the Group’s Voting Stock shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Stock of that member of the Group (or other securities convertible into such Voting Stock) representing 20 per cent. or more of the combined voting power of all Voting Stock of the applicable member of the Group.

“Charged Property” means all of the assets of any member of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security;

“Chief Financial Officer” means the finance director of the relevant company or the Group from time to time (or any director of the relevant company or the Group acting as such officer’s deputy in that capacity or performing those functions);

“Closing Date” means the date on which Completion occurs;

“Code” means the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time;

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in part 2 of schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Completion” means Closing (as such term is defined in the Acquisition Agreement);

“Compliance Certificate” means a certificate substantially in the form set out in schedule 7 (Form of Compliance Certificate);

Confidential Information” means all information relating to the Borrower, any Obligor, the “Group or the Target Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group, the Target Group or any of their advisers, or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group, the Target Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 38 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group, the Target Group or any of their advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with sub-clauses (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the LMA at the relevant time or in any other form agreed between the Borrower and the Agent;

“Consolidated Net Surplus” means as such term is defined in 22.1 (Financial definitions);

“Constitutional Documents” means the certificate of incorporation and by-laws and such other constitutional document as required from time to time by the law of the place of incorporation (or any internal requirements) of the Borrower;

“Control” means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the relevant company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant company; or

(iii)	give directions with respect to the operating and financial policies of the relevant company with which the directors or other equivalent officers of the relevant company are obliged to comply; or

(b)	the holding beneficially of more than 50 per cent. of the issued share capital of the relevant company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement;

“Default” means an Event of Default or any event or circumstance specified in 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent;

“Disclosure Schedule” has the meaning given to that term in the Acquisition Agreement;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Enstar” means Enstar Group Limited, a company incorporated under the laws of Bermuda with registered number EC30916;

“Enstar Group” means Enstar and each of its Subsidiaries from time to time;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by the United States Department of Labor, as from time to time in effect;

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a member of the Group within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code);

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Pension Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) or the failure to make by its due date a required instalment under Section 430(j) of the Code with respect to any Pension Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any member of the Group or any ERISA Affiliate of any liability under Title IV of ERISA as a result of the termination of any Pension Plan; (f) (i) the receipt by any member of the Group or any ERISA Affiliate from the PBGC of a notice of determination that the PBGC intends to seek termination of any Pension Plan or to have a trustee appointed for any Pension Plan, or (ii) the filing by any member of the Group or any ERISA Affiliate of a notice of intent to terminate any Pension Plan under Section 4041(c) of ERISA; (g) the incurrence by any member of the Group or any ERISA Affiliate of any liability (i) with respect to a Pension Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by any member of the Group or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the failure of any member of the Group or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; or (j) the imposition of any lien on any right, property or asset pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Section 436(f) of the Code or to Sections 412 and 430 of the Code; (k) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, in connection with any Plan; (l) the receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or notice of the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (m) the occurrence of a non-exempt “prohibited transaction” with respect to which any member of the Group or any ERISA Affiliate is a “disqualified person” or a “party in interest” (within the meaning of Section 4975 of the Code or Section 406 of ERISA, respectively) or which is reasonably expected to result in a material liability to any member of the Group or any ERISA Affiliate;

“Euro”, “EUR” or “€” means the single currency unit of the Participating Member States;

“Event of Default” means any event or circumstance specified as such in 24 (Events of Default) other than any event or circumstance in clause 24.21 (Acceleration) or clause 24.22 (Effect of Insolvency);

“Facility” means the term loan facility made available under this Agreement as described in clause 2.1 (The Facility);

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“Fee Letter” means

(a)	any letter or letters dated on or about the date of this Agreement between the Agent, the Security Agent and/or the Arrangers and the Borrower setting out any of the fees referred to in 13 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party under any Finance Document;

“Finance Document” means this Agreement, any Accession Letter, any Compliance Certificate, any Fee Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Borrower;

“Finance Party” means the Agent, the Arrangers, the Security Agent or a Lender;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date (or are otherwise treated as borrowings under the Accounting Principles);

(i)	any amount of any liability under an advance or deferred purchase agreement if (1) one of the primary reasons behind entering into the agreement is to raise finance or (2) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above;

“Financial Model” means the Companion P&C Group report entitled “Balance Sheet Run-off Model” (undated) in agreed form;

“Financial Quarter” has the meaning given to that term in clause 22.1 (Financial definitions);

“Financial Year” has the meaning given to that term in clause 22.1 (Financial definitions);

“Foreign Lender” means a Lender that is not a U.S. Person;

“Funding Rate” means any rate notified to the Agent by a Lender pursuant to paragraph (a)(ii) of clause 12.2 (Market Disruption);

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination;

“Governmental Authority” means the government of the United States of America or any other sovereign nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank);

“Group” means the Borrower and each of its Subsidiaries from time to time;

“Group Structure Chart” means the group structure chart in schedule 9 (Group Structure);

“Guarantor” means the Original Guarantor and each Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 26.4 (Resignation and release of security on disposal);

“Holding Account” means the account in the name of the Borrower held with the Agent designated as the “Holding Account” by the Agent (and as the same may be redesignated, substituted or replaced from time to time);

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Information Package” means the Financial Model and the Reports;

“Insolvency Representative” means any liquidator, administrator, receiver, receiver and manager, administrative receiver, custodian, trustee or similar officer in any jurisdiction;

“Insurance Code” means the insurance laws, regulations and pronouncements applicable to each Regulated Insurance Entity or any person in connection with each Regulated Insurance Entity, including, without limitation, the laws and regulations of each Regulated Insurance Entity’s state of domicile or state of deemed domicile and any successor statute, regulation or pronouncement of similar import, as amended or otherwise modified and in effect from time to time including, without limitation, the South Carolina Insurance Law (Title 38 of the Code of Laws of South Carolina 1976, as amended);

“Insurance Regulator” means the Government Authority charged with supervision of insurance companies in the jurisdiction of domicile or deemed domicile of the applicable entity;

“Intellectual Property” means

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group;

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.3 (Default Interest);

“Interpolated Screen Rate” means, in relation to LIBOR for the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan,

each as of the Specified Time on the Quotation Day for the currency of the loan;

“IRS” means the United States Internal Revenue Service or any successor;

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other similar entity;

“Legal Opinion” means any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) or clause 26 (Changes to the Obligors);

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions;

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of the Loan) the Interpolated Screen Rate for the Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of the Loan; or

(ii)	no Screen Rate is available for the Interest Period of the Loan and it is not possible to calculate an Interpolated Screen Rate for the Loan,

the Reference Bank Quotation,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of the Loan and for a period equal in length to the Interest Period of the Loan;

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

“LMA” means the Loan Market Association;

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan;

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to the reduction);

“Mandatory Prepayment Account” means the interest-bearing account in the name of the Borrower held with the Agent designated as the “Mandatory Prepayment Account” by the Agent (and as the same may be redesignated, substituted or replaced from time to time);

“Margin” means 2.75 (two point seven five) per cent. per annum;

“Margin Stock” means margin stock or margin security within the meaning of Regulations T, U and X;

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents and/or its obligations under clause 22.2 (Financial condition); or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents;

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly;

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by any member of the Group or any ERISA Affiliate or to which any member of the Group or any ERISA Affiliate is obligated or has been obligated to make contributions or has any material liability;

“Obligor” means the Original Obligors or an Additional Guarantor;

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.3 (Obligors’ Agent);

“Original Financial Statements” means:

(a)	in relation to the Borrower, its opening balance sheet;

(b)	in relation to the Target, its audited financial statements for the Financial Year ended 31 December 2013; and

(c)	in relation to each other member of the Target Group, its unaudited statutory annual statement and, if available on the date the Original Financial Statements are provided, its audited statutory financial statement, in each case for its Financial Year ended 31 December 2013, or, for each such entity, any later financial statements as may be agreed between the Borrower and the Lenders prior to the date of this Agreement;

“Original Obligor” means the Borrower and the Original Guarantor;

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or organisation performing advisory, coordination or other similar functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States with the goal of promoting uniformity in the practices of such Governmental Authorities;

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Party” means a party to this Agreement;

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity successor agency or entity performing substantially the same function;

“Pension Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is or was sponsored or maintained by any member of the Group or any ERISA Affiliate or to which any member of the Group or any ERISA Affiliate is obligated or has been obligated to make contributions or has any material liability;

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal permitted by clause 23.27 (Intra-Group transactions) or which is not an intra-Group transaction and is on arm’s length terms:

(a)	of cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(c)	arising as a result of any Permitted Security;

(d)	of shares in Companion Third Party Administrators LLC to any third party; and

(e)	of policy renewal rights held by a member of the Target Group to Torus Insurance Holdings, any of its Subsidiaries or any other third party;

“Permitted Distribution” means:

(a)	a Target Distribution;

(b)	the payment of a dividend, the making of a loan or the movement of cash by way of a share buyback by the Borrower, in each case, declared as a result of the receipt of a Target Distribution into the Holding Account provided the following conditions are satisfied:

(i)	the Borrower’s obligations under clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions) have been complied with in full;

(ii)	no Default is continuing at the time such dividend is to be paid or would occur if such dividend is paid;

(iii)	at the time the relevant dividend is to be paid no circumstances exist such that (in the opinion of the Agent) on the publication of any accounts by reference to which Net Surplus Cover in clause 22.2 (Financial condition) is calculated, there would be a breach of that financial covenant on its next following test date if the dividend was paid;

(iv)	the Borrower has given the Agent not less than five Business Days’ written notice of the Borrower’s intention to pay the proposed dividend and has at the same time delivered to the Agent a certificate signed by a duly authorised officer of the Borrower certifying that (1) he is not aware of any Default which is continuing or of any Default which is likely to occur on or prior to the anticipated date of payment and (2) containing calculations to show that the Net Surplus Cover financial covenant in clause 22.2 (Financial condition) will be complied with following the payment of the proposed dividend on the next following test date; and

(v)	the Agent shall not have: (1) objected to the payment of such dividend before the expiry of the five Business Day notice period referred to in paragraph (iv) above because any of the conditions for payment under this paragraph (b) has not been met; or (2) requested reasonable further information to establish whether the conditions established by this definition are met. If the Agent objects, it shall state which conditions of this paragraph (b) it does not consider to have been satisfied, in which case the Borrower shall not pay the proposed dividend unless (in the case of a breach of the Net Surplus Cover financial covenant) it obtains a certificate from the Auditors confirming to the Agent that in their opinion the financial conditions necessary to allow the payment of the relevant dividend referred to in paragraph (b)(iv)(2) above have been satisfied, or in the case of any other Default the Agent becomes satisfied that the conditions for payment under this paragraph (b) have been met; and

(c)	the payment of a dividend to the Target or its wholly-owned Subsidiaries,

provided that no such Target Distribution, payment, distribution or other action detailed in paragraphs (a) or (b) above will be permitted at any time after the occurrence of a Default which is continuing;

“Permitted Financial Indebtedness” means Financial Indebtedness arising under:

(a)	a Permitted Loan;

(b)	a Permitted Guarantee;

(c)	any Finance Document;

(d)	any letters of credit existing at the date of this Agreement put in place for reinsurance purposes and secured through cash collateral provided by the Target Group;

“Permitted Guarantee” means:

(a)	any guarantee of Permitted Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness provided that clause 23.27 (Intra-Group transactions) is complied with; or

(b)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (a) of the definition of Permitted Security,

provided that no new guarantee will be permitted at any time after the occurrence of a Default which is continuing;

“Permitted Loan” means:

(a)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness provided clause 23.27 (Intra-Group transactions) is complied with; or

(b)	any loan permitted by clause 23.27 (Intra-Group transactions); or

(c)	any loan invested pursuant to clause 22.4 (Equity cure- Regulatory Cover) or clause 22.5 (Equity cure- Net Surplus Cover);

“Permitted Payment” means a payment of fees on arms’ length terms by any member of the Group to any Subsidiary of Enstar that is not a member of the Group for management services up to a maximum aggregate amount of all such payments not exceeding:

(a)	in 2015, US$13,230,000;

(b)	in 2016, US$7,124,000;

(c)	in 2017, US$5,433,000; and

(d)	in 2018, US$4,235,000,

provided that no such payment will be permitted at any time after the occurrence of a Default which is continuing;

“Permitted Security” means:

(a)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as: (1) such arrangement does not permit credit balances of Obligors to be netted or set-off against debit balances of members of the Group which are not Obligors; and (2) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(b)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(c)	any Transaction Security;

(d)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(f)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi–Security is removed or discharged within three months of that company being a member of the Group; and

(g)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

“Permitted Share Issue” means an issue of shares:

(a)	by a member of the Group (other than the Borrower) which is a Subsidiary to its immediate Holding Company to the extent permitted by clause 23.27 (Intra-Group Transactions), provided that (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms and provided that no such issue of shares will be permitted at any time after the occurrence of a Default which is continuing; or

(b)	by the Borrower to the Shareholder where the proceeds of such share issue are applied to remedy a breach of the Regulatory Cover or the Net Surplus Cover financial covenant in clause 22.2 (Financial condition) pursuant to clause 22.4 (Equity cure- Regulatory Cover) or clause 22.5 (Equity cure- Net Surplus Cover);

“Permitted Transaction” means any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents, provided that no such disposal, transaction or other action that is not already existing will constitute a Permitted Transaction at any time after the occurrence of a Default which is continuing;

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower, the Partnership, or any Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate;

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified by Section 3(42) of ERISA, and the rules and regulations thereunder;

“Qualifying Lender” has the meaning given to that term in clause 14 (Tax Gross Up and Indemnities);

“Quarter Date” has the meaning given to that term in clause 22.1 (Financial definitions);

“Quarterly Financial Statement” has the meaning given to that term in clause 21 (Information Undertakings);

“Quasi-Security” has the meaning given to that term in clause 23.12 (Negative pledge);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days);

“Rating Agency” means Standard & Poor’s Rating Services, Fitch Ratings Ltd, Moody’s Investors Service or other equivalent internationally recognised statistical rating organisation;

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank;

“Reference Banks” means National Australia Bank Limited (ABN 12 004 044 937) and such other banks as may be appointed by the Agent in consultation with the Borrower;

“Regulated Insurance Entity” means a member of the Target Group which:

(a)	underwrites contracts of insurance and/or reinsurance; and

(b)	is regulated by the relevant supervisory or regulatory body or bodies in the appropriate state or countries in which it carries out the regulated activities;

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement;

“Regulatory Cover” has the meaning given to it in clause 22.1 (Financial definitions);

“Related Fund” in relation to a fund (first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it;

“Relevant Period” has the meaning given to that term in clause 22.1 (Financial definitions);

“Repeating Representations” means each of the representations set out in clauses 20.2 (Status) to 20.7 (Governing law and enforcement), clause 20.11 (No default), clause 20.12(f) (No misleading information), clause 20.13 (Original Financial Statements), clauses 20.18 (Ranking) to 20.20 (Legal and beneficial ownership), clause 20.32 (Pensions), clause 20.34 (ERISA), clause 20.37 (Anti-Terrorism Laws and other U.S. Regulations) and 20.39 (Sanctions);

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Reports” means:

(a)	the InsurMath report entitled “Actuarial Review Companion P&C” dated 15 August 2014;

(b)	the Deloitte report entitled “Preliminary Draft Tax Due Diligence Findings – Project Crescent” dated 5 August 2014;

(c)	the Cranmore report entitled “Due Diligence Review - Project Crescent” dated 20 August 2014; and

(d)	the Enstar report entitled “Project Crescent - IT Due Diligence” (undated);

(e)	the Enstar memorandum entitled “Project Crescent – acquisition of Companion group of companies” dated 5 August 2014;

(f)	the Enstar memorandum entitled “Project Crescent - HR” dated 30 July 2014;

(g)	the Enstar memorandum entitled “Project Crescent – Investment Assumptions” dated 9 May 2014;

(h)	the Enstar memorandum entitled “Updated Project Crescent – Investment Assumptions” dated 4 August 2014,

in form and substance satisfactory to the Agent and (in respect of paragraph (a) above) capable of being relied upon by the Secured Parties;

“Restricted Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; or

(c)	in any successor list to either of the foregoing;

“SAP” means, as to the Target Group, the statutory accounting practices prescribed or permitted by its Insurance Regulator;

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

“SDN List” means the “Specially Designated Nationals and Blocked Persons” list publicly issued by OFAC, the “Consolidated List of Financial Sanctions Targets in the UK” publicly issued by Her Majesty’s Treasury, the Bermuda “List of Sanctions Regimes” published from time to time by the Bermuda National Anti-Money Laundering Committee, or any similar list issued or maintained and made public by, or any public announcement of a sanctions designation made by, any Authority, each as amended, supplemented or substituted from time to time;

“SEC” means the United States Securities and Exchange Commission or any successor thereto;

“Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Agent” means National Australia Bank Limited (ABN 12 004 044 937) in its capacity as security agent and trustee for the other Finance Parties under this Agreement and the Transaction Security Documents and any Additional Security Agent or Delegate appointed by it in accordance with the terms of this Agreement;

“Selection Notice” means a notice substantially in the form set out in part 2 of schedule 3 (Requests) given in accordance with clause 11 (Interest periods);

“Shareholder” means Enstar Investments Inc., a company incorporated under the laws of the State of Delaware, United States of America with registered number 3687413 and its, or any subsequent successors, assigns or transferees;

“Specified Time” means a time determined in accordance with schedule 8 (Timetables);

“Sterling” and “£” means the lawful currency of the UK;

“Subsidiary” means an entity of which a person:

(a)	has direct or indirect Control; or

(b)	owns directly or indirectly more than fifty per cent. of the share capital or similar right of ownership; or

(c)	is entitled to receive more than fifty per cent. of the dividends or distributions,

and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time and disregarding, for the purpose of this definition, the fact that any shares in that entity may be held by way of security, that the beneficiary of the security (or its nominee) may be registered as a member of the relevant undertaking and/or that such beneficiary of the security (or its nominee) may be entitled to exercise voting powers and rights with respect to those charged shares;

“Target” means Companion Property and Casualty Insurance Company, a company incorporated under the laws of South Carolina, United States of America.

“Target Distribution” means:

(a)	the payment of a dividend, the making of a loan or the movement of cash by way of a share buyback by a member of the Target Group to the Target; and/or

(b)	the payment (or subsequent payment) of a dividend, the making of a loan or the movement of cash by way of a share buyback by the Target to the Borrower,

where, in each case, it is deposited in the Mandatory Prepayment Account and the amount has been notified to the Agent in advance. For the avoidance of doubt it shall not be necessary to deposit into the Mandatory Prepayment Account a Target Distribution if it is excluded from the payment waterfall set out in sub-clause 8.2(b)(iv);

“Target Group” means the Target and its Subsidiaries;

“Target Shares” means all of the issued shares of the Target;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Termination Date” means the date falling four years from the date of this Agreement;

“Total Commitments” means the aggregate of the Commitments, being US$109,000,000 at the date of this Agreement;

“Transaction Documents” means the Finance Documents, the Acquisition Documents and the Constitutional Documents of the Borrower;

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents;

“Transaction Security Documents” means each of the documents listed under paragraph 2.3 of part 1 of schedule 2 (Conditions Precedent) and any original documents of title to be provided under the Transaction Security Documents and required to be delivered to the Agent under schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents;

“Transfer Certificate” means a certificate substantially in the form set out in schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower;

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate;

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America;

“U.S. Dollars” or “US$” means the lawful currency of the United States of America;

“U.S. Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia;

“U.S. Obligor” means the Borrower or U.S. Guarantor;

“U.S. Person” means any person that is a “United States person” as defined in Section 7701(a)(30) of the Code;

“U.S. Treasury Regulations” means the U.S. Federal Income Tax Regulations promulgated under the Code;

“Utilisation Date” means the date on which the Loan is made;

“Utilisation Request” means a notice substantially in the relevant form set out in part 1 (Utilisation Request) of schedule 3 (Requests);

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature payable in the United States or any other jurisdiction;

“Vendor” means Blue Cross and Blue Shield of South Carolina, an independent licensee of the Blue Cross Blue Shield Association; and

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Borrower”, the “Agent”, any “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person or persons for the time being appointed as Security Agent in accordance with this Agreement;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally);

(v)	guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“Guarantor”, “Original Guarantor”, “Additional Guarantor” and “this guarantee” shall not be construed restrictively and shall include the payment undertakings and indemnities contained in clause 19 (Guarantee and Indemnity);

(vii)	wholly owned subsidiary means a company or corporation that has no members except for:

(A)	another company or corporation and that other company’s or corporation’s wholly-owned subsidiaries; or

(B)	persons acting on behalf of that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries;

(viii)	including and in particular shall not be construed restrictively but shall mean including without prejudice to the generality of the foregoing and in particular, but without limitation;

(ix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(xi)	a regulation includes any regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted and any subordinate legislation made under it; and

(xiii)	a time of day is a reference to London time.

1.3	Section, clause and schedule headings are for ease of reference only.

1.4	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.6	Any consent, waiver or approval required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.

1.7	Reference to a monetary sum specified in Sterling in clause 20 (Representations), clause 21 (Information Undertakings), clause 22 (Financial Covenants), clause 23 (General Undertakings) and/or clause 24 (Events of Default) shall be deemed to include reference to the Base Currency Amount of such sum.

1.8	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Letter irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case that Obligor shall be bound as though that Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards paying an amount from the Facility not exceeding US$109,000,000 in relation to the purchase of the Target Shares under the Acquisition Agreement provided that such amount equates to no more than 50 per cent. of the aggregate purchase price of the Target Shares (excluding fees and other expenses) as at the Utilisation Date.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF LOAN

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to the Loan if, on or before the Utilisation Date for the Loan, the Agent has received all of the documents and other evidence listed in part 1 of schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders in writing promptly upon being so satisfied.

(b)	The Lenders authorise (but do not require) the Agent to give the notification referred to in paragraph (a) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving such notification other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above.

4.2	Further conditions precedent

Subject to clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the Utilisation Date:

(a)	all the representations and warranties in clause 20 (Representations) (other than clause 20.12 (No misleading information) which are made on the Utilisation Date only) are true; and

(b)	none of the events described in clause 12.2 (Market disruption) has occurred which has resulted in any Lender being unable to fund its participation in the proposed Loan.

4.3	Single Loan

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Loan more than one Loan would be outstanding.

(b)	The Borrower may not request that the Loan be divided.

5.	THE LOAN

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request for the Loan

(a)	The Utilisation Request for the Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Loan comply with clause 5.3 (Currency); and

(iii)	the proposed Interest Period complies with clause 10.4 (Interest Periods).

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency

The currency specified in the Utilisation Request must be U.S. Dollars.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment immediately prior to making the Loan.

5.5	Cancellation of Commitment

The Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

The Borrower shall repay the Loan in full on the Termination Date.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Borrower;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

Subject to clause 7.3 (Voluntary prepayment of the Loan) the Borrower may, if it gives the Agent not less than seven Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$500,000) of the Available Facility. Any cancellation under this clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment of the Loan

(a)	The Borrower may, if it gives the Agent not less than seven Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan as specified in the relevant notice (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$5,000,000 or its equivalent).

(b)	The Loan may only be prepaid after the last day of the Availability Period.

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower or an Obligor under clause 14.3 (Tax indemnity) or clause 15 (Increased costs);

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in clause 7.4(a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.4(a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued under the Finance Documents.

8.	MANDATORY PREPAYMENT

8.1	Exit

(a)	For the purpose of this clause 8.1:

“Flotation” means

(i)	a successful application being made for the admission of any part of the share capital of any member of the Group (or Holding Company of any member of the Group other than Enstar) to the Official List maintained by the FCA or any equivalent in another country and the admission of any part of the share capital of any member of the Group (or Holding Company of any member of the Group other than Enstar or any of its Holding Companies) to trading on the London Stock Exchange plc or any equivalent in another country; or

(ii)	the grant of permission to deal in any part of the issued share capital of any member of the Group (or Holding Company of any member of the Group other than Enstar or any of its Holding Companies) on the Alternative Investment Market or the Main Board or the Growth Market of the ICAP Securities Derivatives Exchange (ISDX) or on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country.

“FCA” means the United Kingdom Financial Conduct Authority.

(b)	Upon the occurrence of:

(i)	any Flotation;

(ii)	a Change of Control;

(iii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions;

(iv)	the outstanding amount of the Loan is less than US$5,000,000 after the Utilisation Date,

the Facility will be cancelled and outstanding amount of the Loan, together with accrued interest, and all the other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Disposal, Insurance, Acquisition Proceeds and Target Distributions

(a)	For the purposes of clauses 8.3 (Application of mandatory prepayments) and clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts):

“Acquisition Proceeds” means the proceeds of a claim (a “Recovery Claim”) against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds, and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Excluded Acquisition Proceeds” means any proceeds of a Recovery Claim which the Borrower notifies the Agent are, or are to be, applied:

(i)	in payment of amounts payable to the Vendor pursuant to the Acquisition Agreement by way of adjustment to the purchase price in respect of the Acquisition (except to the extent relating to a working capital adjustment);

(ii)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(iii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

“Excluded Disposal Proceeds” means Disposal Proceeds which have been derived from a Disposal permitted by clause 23.27 (Intra-Group transactions) or of a type described in paragraphs (a), (b), (c) or (d) (but only if and to the extent that such Disposal is in exchange for other Cash Equivalent Investments) of the definition of “Permitted Disposal”.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Borrower notifies the Agent are, or are to be, applied:

(i)	to meet a third party claim; or

(ii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

“Insurance Proceeds” means the proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

(b)	The Borrower shall prepay the Loan in the following amounts at the times and in the order of application contemplated by clause 8.3 (Application of mandatory prepayments):

(i)	the amount of Acquisition Proceeds;

(ii)	the amount of Disposal Proceeds;

(iii)	the amount of Insurance Proceeds; and

(iv)

(A)	if the total of the outstanding Loan is equal to or exceeds US$54,500,000, the amount of all Target Distributions; or

(B)	if the total of the outstanding Loan is less than US$54,500,000, the amount equal to the percentage of Target Distribution proceeds as set out in the second column below when the Net Surplus Cover ratio in clause 22.2 (Financial Condition) is as specified in the first column below (as demonstrated in the most recent Compliance Certificate delivered to the Agent pursuant to clause 21.3 (Provision and contents of Compliance Certificate)).

Net Surplus Cover ratio	Percentage of Target Distribution proceeds to be applied in prepayment of the Facility
Less than or equal to 2.50:1	100 per cent.
Greater than 2.50:1 but less than or equal to 3.00:1	75 per cent.
Greater than 3.00:1	50 per cent.

8.3	Application of mandatory prepayments

(a)	A prepayment made under clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions) shall:

(i)	be applied in prepayment of the Loan as contemplated in clauses 8.3(a)(ii) to 8.3(c) inclusive below; and

(ii)	unless the Borrower makes an election under clause 8.3(b) below, be applied in prepayment of the Loan within five Business Days of receipt of such proceeds or Target Distribution.

(b)	Subject to clause 8.3(c) below, the Borrower may elect that any prepayment under clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions) be applied in prepayment of the Loan on the last day of the Interest Period relating to the Loan. If the Borrower makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(c)	If the Borrower has made an election under clause 8.3(b) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

(d)	If the Borrower is not required to apply 100 per cent. of a Target Distribution in prepayment of the Facility under clause 8.2(b)(ii) above then it may apply up to 100 per cent. of such Target Distribution in prepayment of the Facility.

8.4	Mandatory Prepayment Accounts and Holding Accounts

(a)	The Borrower shall ensure that:

(i)	any Disposal Proceeds, Insurance Proceeds, Acquisition Proceeds and Target Distributions in respect of which the Borrower has made an election under clause 8.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group; and

(ii)	Excluded Disposal Proceeds to be applied in replacement of assets, Excluded Insurance Proceeds and Excluded Acquisition Proceeds are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group.

(b)	The Borrower irrevocably authorises the Agent to apply:

(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)	amounts credited to the Holding Account which have not been duly applied as contemplated within 180 days of receipt of the relevant proceeds (or such longer time period as the Majority Lenders may agree), to pay amounts due and payable under clause 8.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Borrower further irrevocably authorises the Agent to so apply amounts credited to the Holding Account in respect of Excluded Disposal Proceeds to be applied in replacement of assets whether or not 180 days have elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Borrower also irrevocably authorises the Agent to transfer any amounts credited to the Holding Account referred to in this clause 8.4(a)(ii) to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default is continuing) be transferred back to the Holding Account).

(c)	A Lender, Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (1) interest shall accrue at normal commercial rates offered by such Lender, Security Agent or Agent in Europe on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing, and (2) each such account is subject to the Transaction Security.

(d)	If the Borrower is not required to apply 100 per cent. of a Target Distribution in prepayment of the Facility under clause 8.2(b)(iv) (Disposal, Insurance, Acquisition Proceeds and Target Distributions) and does not apply the money towards prepayment in accordance with clause 8.3(d) (Application of mandatory prepayments) then unless a Default is continuing the Borrower may withdraw such money from the Holding Account and apply such monies at its discretion.

8.5	Excluded proceeds

Where Excluded Acquisition Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Borrower shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under clause 7 (Illegality, Voluntary Prepayment and Cancellation), clause 8.3 (Application of mandatory prepayments) or clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts) (subject to the terms of those clauses) shall be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No Reborrowing of Facility

The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

9.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under clause 7 (Illegality, Voluntary Prepayment and Cancellation) or an election under clause 8.3 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

10.	INTEREST

10.1	Calculation of Interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	LIBOR,

(together	the “Interest”).

10.2	Payment of Interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 10.3(b) below, is one per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 10 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods and Terms

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with clause 11.1(b) above, the relevant Interest Period will be three Months.

(d)	Subject to this clause 11, the Borrower may select an Interest Period of two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for the Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of the Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to clause 12.3(a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

12.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35 per cent. of the Margin on the daily undrawn and uncancelled amount of the Facility during the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Upfront fee

The Borrower shall pay to the Arrangers an upfront fee in the amount, manner and at the times agreed in a Fee Letter.

13.3	Agency fee

The Borrower shall pay to each of the Agent and the Security Agent (for their own account) an agency fee in the amount, manner and at the times agreed in a Fee Letter.

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

(a)	“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which:

(i)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in part 2 of schedule 1 (The Original Parties), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement;

(ii)	where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Assignment Agreement, and is filed with HM Revenue & Customs within 30 days of that Transfer Date;

(b)

“Excluded Taxes” means, with respect to any Finance Party or other recipient of a payment to be made by an Obligor, (a) any US withholding tax imposed pursuant to FATCA, and (b) in the case of a non-US Lender, any US withholding tax that is imposed on amounts payable to such non-US Lender at the time such non-US Lender becomes a party hereto (or designates a new Facility Office), except to the extent that such non-US Lender (or its assignor, if any) was entitled, at the time of designation of a new Facility Office (or assignment), to receive additional amounts from an Obligor with respect to such US withholding tax pursuant to Clause 14.2 (Tax gross-up). In this regard, it is the agreement and understanding of the Parties hereto that, under current law, the Borrower is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to or for the benefit of any Original Lender, provided that such Original Lender provides a properly completed IRS Form W-8BEN-E IRS or Form W-8BEN (as applicable) with respect to its qualification for the benefit of the UK-US tax treaty or the Australia-US tax treaty (as applicable) as a financial institution and complies with applicable requirements, if any, for avoiding the imposition of withholding tax under FATCA.

(c)	“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(d)	“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(aa)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(bb)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(aa)	a company resident in the United Kingdom for United Kingdom tax purposes;

(bb)	a partnership each member of which is:

(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of part 17 of the CTA;

(cc)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender; or

(ii)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document).

(e)	“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

(f)	“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

(g)	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

(h)	“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).

(i)	“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

(j)	“Treaty State” means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

(k)	“UK Non-Bank Lender” means:

(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in part 4 of schedule 1 (The Original Parties); and

(ii)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

Unless a contrary indication appears, in this clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction that it must make) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction other than a Tax Deduction for Excluded Taxes is required by law to be made by an Obligor from any payment due from it under the Finance Documents, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under clause 14.2(c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Borrower a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Borrower; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 14.2(g) or (h) (as applicable) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	(i)	Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of schedule 1 (The Original Parties); and

(B)	a New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	the Borrower has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	the Borrower has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in the Loan unless the Lender otherwise agrees.

(j)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

14.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 14.3(a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 14.2 (Tax gross-up); or

(B)	would have been compensated by an increased payment under clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 14.2(d) (Tax gross-up) applied;

(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party; or

(iv)	to the extent a loss, liability or cost relates to a Tax Deduction for Excluded Taxes.

(c)	A Protected Party making, or intending to make a claim under clause 14.3(a) above, shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under clauses 14.3(a) to 14.3(b), notify the Agent.

14.4	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this clause 14.4, then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this clause 14.4.

14.5	Tax Documentation

(a)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Obligor and the Agent, at the time or times reasonably requested by the Obligor or the Agent, such properly completed and executed documentation reasonably requested by the Obligor or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Obligor or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Obligor or the Agent as will enable the Obligor or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause 14.5 (Tax Documentation) (b)(i) and (b)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)	Without limiting the generality of the foregoing, in the event that the Obligor is a U.S. Obligor,

(i)	any Lender that is a U.S. Person shall deliver to the Obligor and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Obligor or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Obligor and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Obligor or the Agent), whichever of the following is applicable:

(A)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed originals of IRS Form W-8ECI;

(C)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of part 1 of schedule 11 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(D)	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of part 2 of schedule 11 or part 3 of schedule 11, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of part 4 of schedule 11 on behalf of each such direct and indirect partner; and

(iii)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Obligor and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Obligor or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Obligor or the Agent to determine the withholding or deduction required to be made; and

each Lender agrees that if it is aware that any form or certification it previously delivered becomes inaccurate (due to a change in facts), it shall update such form or certification or promptly notify the Obligor and the Agent in writing of its legal inability to do so.

14.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party and the Arrangers against any cost, loss or liability such Finance Party or such Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.7	Value added tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this clause 14.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in any equivalent legislation of another jurisdiction).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a U.S. Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a U.S. Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a U.S. Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Borrower is not a U.S. Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8-BEN-E, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

14.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14.10	Treatment of Certain Refunds

If any party determines, in its sole discretion exercised in good faith, that it has received a Tax Credit of, or in respect to, any Taxes as to which it has been indemnified pursuant to this clause 14 (Tax Gross Up and Indemnity) (including by the payment of additional amounts pursuant to this clause 14 (Tax Gross Up and Indemnity)), it shall pay to the indemnifying party an amount equal to such Tax Credit (but only to the extent of indemnity payments made under this clause with respect to the Taxes giving rise to such Tax Credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause 14.10 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such Tax Credit to such Governmental Authority. Notwithstanding anything to the contrary in this clause 14.10, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause 14.10 the payment of which would place the indemnified party in a less favourable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement provided, however, that for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, rules, requests, guidelines and directives in connection therewith shall be deemed to be a change in law or regulation regardless of the date enacted, adopted or issued; or

(iii)	the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government or regulator or, in the case of compliance, is by a Finance Party or any of its Affiliates).

(b)	In this Agreement:

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“CRD IV” means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 15.1 (Increased costs) shall as soon as reasonably practicable notify the Agent of the event giving rise to the claim and whether it intends to make such a claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 14.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out Basel III or CRD IV) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in clause 14.1 (Definitions).

16.	INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (“Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (“First Currency”) in which that Sum is payable into another currency (“Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

(iii)	that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence or continuance of any Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 29 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition (whether or not completed) or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on clauses 16.2(a)(iii) to 16.2(a)(iv) subject to clause 1.8 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under clause 18 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in clause 16.4(a) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 14 (Tax Gross Up and Indemnities) or clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 17.1(a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees and due diligence costs) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, completion, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 30.13 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent’s ongoing costs

(a)	Any amount payable to the Security Agent under clause 16.4 (Indemnity to the Security Agent) and this clause 18 shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrower and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower otherwise agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)

If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party on a full indemnity basis the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out of pocket expenses) and any VAT thereon incurred by it in connection with the enforcement of or the preservation of or the release of any rights under any Finance Document or any of the documents referred to in such documents in any jurisdiction and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

(a)	Each Guarantor irrevocably and unconditionally jointly and severally:

(i)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this clause 19 will not be affected by an act, omission, matter or thing which, but for this clause 19, would reduce, release or prejudice any of its obligations under this clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any legal limitation, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or security; or

(g)	the failure of any member of the Group to enter into or be bound by any Finance Document;

(h)	any action (or decision not to act) taken by a Finance Party (or any trustee or agent on its behalf) in accordance with clause 19.7 (Appropriations); or

(i)	any insolvency, dissolution or similar proceedings or from any law, regulation or order.

19.5	Guarantor Intent

Without prejudice to the generality of clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 19.

19.8	Deferral of Guarantors’ rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 19:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 19.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 30 (Payment mechanics).

19.9	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee Limitations

Any term or provision of this clause 19 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any U.S. Guarantor shall be liable under this Agreement shall in no event exceed an amount equal to the largest amount that would not render such U.S. Guarantor’s obligations under this Agreement, subject to avoidance under applicable United States federal or state fraudulent transfer, fraudulent conveyance or similar laws.

19.12	Guarantee Limitation – Deemed Dividends

Any term or provision of this clause 19 or any other term in this Agreement or any Finance Document notwithstanding:

(a)	no member of the Group or other person that constitutes a “controlled foreign corporation” under Section 957 of the Code will have any obligation or liability, directly or indirectly, as guarantor under this Agreement or any Finance Document with respect to any obligation or liability arising under any this Agreement or any Finance Document of any U.S. Obligor (the “U.S. Obligations”); and

(b)	not more than 65% of the voting stock or other voting equity interests (measured by the total combined voting power of the issued and outstanding voting stock or other equity interests) of any member of the Group that constitutes a “controlled foreign corporation” under Section 957 of the Code, and none of the assets or property of such member, may be pledged directly or indirectly as security for any U.S. Obligations, in each case to the extent such obligation, liability or pledge would cause or result in any “deemed dividend” or other tax liability to any U.S. Obligor pursuant to Section 956 of the Code (or any successor provision thereto).

19.13	Financial Condition of Obligors; Independence of Guarantors

(a)

Each Guarantor is presently informed of the financial condition of each other Obligor and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the amounts due hereunder. Each Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed of each Obligor’s financial condition, the status of other guarantors, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than the Finance Parties for such information and will not rely upon the Finance Parties for any such information. Absent a written request for such information by Guarantor to the

Finance Parties, each Guarantor hereby waives its right, if any, to require the Finance Parties to disclose to such Guarantor any information which the Finance Parties may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor. Each Guarantor has independently reviewed this Agreement and related agreements and has made an independent determination as to the validity and enforceability thereof and thereof, and in executing and delivering this Agreement, each Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by any Obligor or any other guarantor to any Finance Party, now or at any time and from time to time in the future. Each Guarantor has received, or will receive, direct or indirect benefit from making its guarantee under this Agreement.

(b)	Each Guarantor has and will continue to have independent means of obtaining information concerning each Obligor’s affairs, financial conditions and business. No Finance Party shall have any duty or responsibility to provide any Guarantor with any credit or other information concerning any Obligor’s affairs, financial condition or business which may come into such Finance Party’s possession.

20.	REPRESENTATIONS

20.1	General

(i)	Each Obligor makes the representations and warranties set out in this clause 20 to each Finance Party in accordance with clause 20.41 (Times when representations made).

(ii)	In relation to the representations and warranties made on the date of this Agreement and any other date on or before the Closing Date, it is assumed that Completion has occurred and the Borrower has the full knowledge of the senior management of the Target.

20.2	Status

(a)	It and each of its Subsidiaries is a corporation, duly incorporated or formed validly existing and (to the extent applicable) in good standing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument or would result in any liability on the part of a Finance Party to any third party or require the creation of any security interest over any asset in favour of a third party.

20.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

20.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation referred to in clause 20.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected as soon as practicable after the date of this Agreement.

(b)	Save as disclosed in Section 4(i) of the Disclosure Schedule in respect of the Target Group, all Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect and are not likely to be revoked or materially adversely amended and no notice of an intention to terminate any such Authorisation has been received by any member of the Group.

20.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the law expressed to be the governing law in each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor executing that Finance Document; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in clause 24.7 (Insolvency proceedings); or

(b)	creditors’ process described in clause 24.7(c) (Creditors’ process),

has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group; and none of the circumstances described in clause 24.6 (Insolvency) applies to any member of the Group.

20.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Security Documents which are referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

20.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.11	No default

(a)	No Event of Default and, on the date of this Agreement and the Utilisation Date, no Default is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.12	No misleading information

(a)	Any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)	The Financial Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Borrower.

(c)	Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(d)	The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(e)	Except as disclosed in the Acquisition Agreement, no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(f)	All material information provided to a Finance Party by or on behalf of Enstar or the Borrower in connection with the Acquisition and/or the Target Group on or before the Utilisation Date and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the Utilisation Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(g)	All other written information provided by any Obligor or any member of the Group (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(h)	As at the Utilisation Date, there has been no reported insurance claim since the date of the most recent valuation of insurance liabilities report that would or, if adversely determined, is reasonably likely to, have a Material Adverse Effect.

(i)	As at the Utilisation Date, there are no negative marked-to-market outstandings under any existing Treasury Transactions entered into by or on behalf of any member of the Group that would have a Material Adverse Effect.

20.13	Original Financial Statements

(a)	Save as disclosed in Section 4(g) of the Disclosure Schedule in respect of the Target Group, its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary.

(b)	Subject to the Acquisition Agreement, its Original Financial Statements prior to them having been audited fairly represent its financial condition and results of operations (consolidated in the case of Target) for the relevant period unless expressly disclosed to the Agent in writing to the contrary prior to the Utilisation Date.

(c)	Subject to the Acquisition Agreement, there has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Borrower) since the date of the Original Financial Statements.

(d)	The Original Financial Statements of the Target and the Borrower do not consolidate the results, assets or liabilities of any person or business which does not form part of the Target Group.

(e)	Its most recent financial statements delivered pursuant to clause 21.2 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements except as otherwise permitted in clause 21.4 (Requirements as to financial statements); and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared.

(g)	Save as disclosed under the heading “Exceptions to MAE” in Section 4(h) of the Disclosure Schedule in respect of the Target Group, since the date of the most recent financial statements delivered pursuant to clause 21.2 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group.

20.14	No proceedings pending or threatened

Save as disclosed in Section 4(n) of the Disclosure Schedule in respect of the Target Group, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

20.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

20.16	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of $200,000 (or its equivalent in any other currency) or more.

(b)	Save as disclosed in Section 4(j) of the Disclosure Schedule in respect of the Target Group, no claims or investigations are being or are reasonably likely to be made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of $200,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

20.17	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.18	Ranking

Subject to the Legal Reservations, the Transaction Security has or will have first ranking priority and is not subject to any prior ranking or pari passu security other than Permitted Security.

20.19	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and (save as disclosed in Section 4(i) of the Disclosure Schedule in respect of the Target Group) all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.20	Legal and beneficial ownership

(a)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security to the Security Agent.

(b)	On and from the Closing Date, all the Target Shares are legally and beneficially owned by the Borrower free from any claims, third party rights or competing interests.

20.21	Ownership

Each of the Obligors and their Subsidiaries is a direct or indirect wholly owned subsidiary of Enstar.

20.22	Shares

(a)	The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b)	The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion).

(d)	There is no Security or other restrictions in existence that may attach to any dividends or other distributions that may be made in respect of any shares of any member of the Group except, in connection with a Regulated Insurance Entity, restrictions arising under the South Carolina Insurance Holding Company Regulatory Act or similar provisions under the Insurance Code.

20.23	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it to the extent that failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.24	Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects.

20.25	Financial Year end

The end of the Financial Year for each member of the Group is 31 December.

20.26	Obligors

Each member of the Group is or will be an Obligor on the Utilisation Date excluding any Regulated Insurance Entity and Companion Third Party Administrators LLC.

20.27	Acquisition Documents, Disclosures and other Documents

(a)	The Acquisition Documents contain all the terms of the Acquisition.

(b)	There is no disclosure made in or to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Package.

(c)	To the best of its knowledge no representation or warranty (as qualified by the Disclosure Schedule) given by any party to the Acquisition Documents is untrue or misleading in any material respect.

(d)	As at the date of delivery, the documents delivered to the Agent under any Finance Document by or on behalf of any Obligor (including pursuant to clause 4.1 (Initial conditions precedent)) are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), up-to-date and in full force and effect (or, if a copy, the original is up-to-date and in full force and effect) and have not been amended.

20.28	Insurance

There has been no non-disclosure, misrepresentation or breach of any term of any material insurance policy (excluding those policies or contracts of insurance or reinsurance written or assumed in the ordinary course of business by any of the Subsidiaries of the Borrower) which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group.

20.29	Immunity

(a)	The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its Relevant Jurisdictions in relation to any Finance Document.

20.30	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document, provided that certain enforcement actions may require a Finance Party to qualify in applicable Relevant Jurisdictions.

20.31	Holding Company

Except as may arise under the Transaction Documents and for Acquisition Costs and except as set forth on the opening balance sheet of the Borrower, before the date of this Agreement the Borrower has not traded or incurred any liabilities or commitments (actual or contingent, present or future).

20.32	Pensions

Each member of the Group is in compliance in all material respects with all applicable laws, regulations and contracts relating to the provision of pension schemes and any pension scheme(s) it operates or participates in. All contributions due to be paid by the relevant member of the Group to each such pension scheme have been paid.

20.33	Net Surplus

On the Utilisation Date, the Consolidated Net Surplus is, or will be, not less than US$240,000,000.

20.34	ERISA

(a)	No member of the Group has underlying assets which constitute “plan assets” within the Plan Asset Rules.

(b)	No ERISA Event has occurred, is occurring or is reasonably expected to occur that, individually or in the aggregate, has resulted in, results or will reasonably be expected to result in a Material Adverse Effect.

20.35	Federal Reserve Regulations

(a)	No member of the Group is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	None of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any of the Loan or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

20.36	Investment Companies

No Obligor, person controlling an Obligor or Subsidiary of an Obligor is or is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the “1940 Act”).

20.37	Anti-Terrorism Laws and other U.S. Regulations

(a)	No member of the Group nor any Affiliate thereof: (i) is, or is controlled by, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)	Each member of the Group and each Affiliate thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

(c)	No part of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(d)	None of the U.S. Obligors nor any of their respective Subsidiaries is subject to regulation under the U.S. Federal Power Act or the U.S. Interstate Commerce Act or under any other U.S. federal or state statute or regulation which may limit its ability to incur Financial Indebtedness or which may otherwise render all or any portion of their respective obligations under the Finance Documents unenforceable.

20.38	Solvency

The U.S. Obligors are Solvent. As used in this clause, “Solvent” means, with respect to a particular date and U.S. Obligor, that on such date (i) the present fair market value (or present fair saleable value) of the assets of such U.S. Obligor is not less than the total amount required to pay the probable liabilities of such U.S. Obligor on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such U.S. Obligor is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) assuming the incurrence of the Loan as contemplated by this Agreement, such U.S. Obligor is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) such U.S. Obligor is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such U.S. Obligor is engaged, and (v) such U.S. Obligor could not be deemed to be unable to pay its debts for the purpose of Section 123 (1) or (2) of the Insolvency Act 1986 (for this purpose omitting the words “proved to the satisfaction of the court” from Section 123(1)(e)). In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

20.39	Sanctions

No Obligor, nor any of its Subsidiaries or directors, is either:

(a)	listed, or is owned or controlled, directly or indirectly, by any person which is listed, on an SDN List;

(b)	located, organised or resident in a country which is the subject of sanctions by any applicable Authority; or

(c)	a governmental agency, authority, or body or state-owned enterprise of any country which is the subject of sanctions by any applicable Authority.

20.40	Anti-corruption Law

Each member of the Group conducts its business in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

20.41	Times when representations made

(a)	All the representations and warranties in this clause 20 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in (a) clause 20.12 (No misleading information) which are deemed to be made by each Obligor with respect to the Information Package, on the date of this Agreement, on the Utilisation Date and on any later date on which a Report is released to an Arranger and (b) clause 20.21 (Ownership) to the extent that it relates to ownership of any member of the Target Group.

(b)	All the representations and warranties in this clause 20 are deemed to be made by each Obligor on the Utilisation Date other than clauses 20.12(h) and 20.12(i) (No misleading information).

(c)	The Repeating Representations are deemed to be made by each Obligor on the date of the Utilisation Request, on the Utilisation Date and on the first day of each Interest Period and, if an Interest Period is longer than six Months, on the dates following at six Monthly intervals after the first day of that Interest Period (except that those contained in clauses 20.13(a) to 20.13(d) (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(d)	All the representations and warranties in this clause 20 except clause 20.12 (No misleading information), clause 20.24 (Group Structure Chart), clause 20.27 (Acquisition Documents, Disclosures and other Documents) and clause 20.31 (Holding Company) are deemed to be made by the Borrower and each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

21.1	General

The undertakings in this clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this clause 21:

(a)	“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to clause 21.2 (Financial statements).

(b)	“Quarterly Financial Statements” means the financial statements for a Financial Quarter delivered pursuant to clause 21.2 (Financial statements).

21.2	Financial statements

(a)	The Borrower shall deliver to the Agent in sufficient copies for all the Lenders:

(i)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years;

(A)	the audited consolidated financial statements of the Borrower for that Financial Year;

(B)	the audited statutory financial statement of each Regulated Insurance Entity for that Financial Year; and

(C)	the financial statements of any other Obligor for that Financial Year;

(ii)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years (excluding each Financial Quarter ending 31 December, which shall be governed by Section 21.2(a)(i) above), the unaudited consolidated Quarterly Financial Statement of the Borrower and the unaudited statutory Quarterly Financial Statement of each Regulated Insurance Entity and any other Obligor for that Financial Quarter, to include:

(A)	(in the case of the Borrower only) details of all Disposal Proceeds as defined in clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions);

(B)	(in the case of the Borrower only) details of all surpluses in any fund or funds of each member of the Group which is an insurance company;

(C)	(in the case of the Borrower only) a summary of cash realisations of each member of the Target Group;

(D)	(in the case of the Borrower only) details of the proceeds of the cash realisations of each member of the Target Group; and

(E)	a discussion of major incurred claims movements with appropriate narrative;

(iii)	as soon as it is available but in any event within 30 days after the start of each of its Financial Years, an updated forecast of cashflows for the Borrower for that Financial Year in the same form as the Financial Model;

(iv)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years:

(A)	a written breakdown of all reinsurance and retrocession balances of the Group at the end of that Financial Quarter including details of the counterparty from whom such balances are owed, an ageing of such balances, and details of any movements in any receivables and recoveries made during such period; and

(B)	details of any bad debt or other provisions held by the Group at the end of that Financial Quarter including details of changes made in relation to such bad debts or other provisions together with the reasons for such provisions being made; and

(v)	as soon as it is available but in any event within 120 days after the start of each of its Financial Years an actuarial review (including a study of actual reserves) conducted by a duly qualified actuarial company in respect of each Regulated Insurance Entity.

21.3	Provision and contents of Compliance Certificate

(a)	The Borrower shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 22 (Financial Covenants) including confirmation that the Borrower is in compliance with clause 22.2(a)(iii) (Requisite Rating).

(c)	Each Compliance Certificate shall be signed by two duly authorised officers, one of whom must be the Chief Financial Officer of the Group and, if required to be delivered with the consolidated Annual Financial Statements of the Borrower, shall be reported on by the Borrower’s Auditors in the form agreed by the Borrower and the Majority Lenders.

21.4	Requirements as to financial statements

(a)	The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement as required by SAP in the case of each Regulated Insurance Entity and GAAP in the case of the Borrower and any Obligor that is not a Regulated Insurance Entity. In addition the Borrower shall procure that:

(i)	each set of Annual Financial Statements shall where required be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements of the Borrower includes:

(A)	a cashflow forecast in respect of the Group relating to the twelve month period commencing at the end of the relevant Financial Quarter; and

(B)	a statement by the directors of the Borrower commenting on the performance of the Group for the quarter to which the financial statements relate and the Financial Year to date and any material developments or material proposals affecting the Group or its business.

(b)	Each set of financial statements delivered pursuant to clause 21.2 (Financial Statements):

(i)	shall be certified by the Chief Financial Officer of the Group as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), the financial condition and operations of the relevant person or persons covered by those financial statements as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Borrower, shall be accompanied by a statement by the Chief Financial Officer of the Group comparing actual performance for the period to which the financial statements relate to the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Agent receives a report from the Borrower’s Auditors pursuant to clause 21.4(b)(iii) above, the Majority Lenders (in consultation with the Borrower and the Auditors) may require such changes to the covenants set out in clause 22 (Financial Covenants) as are necessary solely to reflect the changes notified to them.

(d)	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that the Auditors are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent;

(ii)	to verify any financial information required by the Finance Documents to be provided to the Agent;

(iii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request; and

(iv)	to verify any figures required to calculate the financial covenants in clause 22 (Financial covenants).

21.5	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if a Lender reasonably suspects a Default is continuing or may have occurred or may occur, at least two executive officers of Enstar (one of whom shall be the Chief Financial Officer of Enstar) must give a presentation to the Finance Parties in London about the on-going business and financial performance of the Group.

21.6	Year-end

(a)	The Borrower shall procure that the end of each Financial Year of each member of the Group falls on 31 December.

(b)	The Borrower shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on a Quarter Date.

21.7	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	within 30 days after submission to the relevant governmental on regulatory authority, all returns required to be prepared by any member of the Group in accordance with any applicable law, rule, regulation or direction of the Bermuda Monetary Authority, the SEC or any other Governmental Authority;

(b)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any Obligors to its creditors generally (or any class of them) (excluding documents provided to persons insured under policies or contracts of insurance or reinsurance written or assumed in the ordinary course of business by any of the Regulated Insurance Entities);

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (excluding those relating to policies or contracts of insurance or reinsurance written or assumed in the ordinary course of business by any of the Regulated Insurance Entities), and which, if adversely determined would involve a liability, or a potential or alleged liability, exceeding US$150,000 (or its equivalent in other currencies);

(d)	written notice of any business or transaction undertaken by the Borrower or any member of the Group involving (directly or indirectly) any country or territory listed on any SDN List in respect of economic, trade or financial sanctions, to the extent possible in advance of, and in any event promptly upon, the Borrower or such member of the Group commencing such business or transaction, together with sufficient details of such business or transaction as any Finance Party may require to satisfy any sanctions related laws, regulations or requirements to which it is subject;

(e)	promptly, copies of any material correspondence, documentation or other material communication dispatched by or to an Insurance Regulator or other relevant regulatory body in respect of any member of the Group’s regulatory capital requirements;

(f)	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against any person in respect of the Acquisition Documents and details of any disposal or insurance claim which will require a prepayment under clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions);

(g)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(h)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request.

21.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its duly authorised officers certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

(iv)	obliges the Agent or any Lender (or, in the case of clause 21.9(a)(iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall (and the Borrower shall ensure that each Obligor shall) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 21.9(a)(iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause 21.9(a)(iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to clause 26.2 (Additional Guarantors).

(d)	Following the giving of any notice pursuant to clause 21.9(c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

21.10	ERISA

The Borrower shall promptly notify the Lender(s) if:

(a)	any Obligor has underlying assets which constitute “plan assets” within the Plan Asset Rules; and

(b)	a ERISA Event occurs or is reasonably likely to occur that individually or in aggregate, results or will reasonably be expected to result in a Material Adverse Effect.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this clause 22:

(a)	“Actual Statutory Surplus” means, at any time, the surplus figure on Line 37 of Page 3 of the most recent financial statements of the Regulated Insurance Entities delivered pursuant to clause 21.2 (Financial statements) and determined in accordance with SAP. References to amounts on particular lines and pages of the financial statements are based on the format promulgated by the NAIC for the Original Financial Statements. If such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood that the reference is to information consistent with that reported in the referenced item in the Original Financial Statements of that entity.

(b)	“Consolidated Net Surplus” means, at any time, the aggregate Actual Statutory Surplus without double counting of each Regulated Insurance Entity based on the most recent financial statements of the Regulated Insurance Entities delivered pursuant to clause 21.2 (Financial statements).

(c)	“Facility Debt” means on the last day of the Relevant Period, the aggregate of the Group’s consolidated Financial Indebtedness in respect of the Facility.

(d)	“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

(e)	“Financial Year” means each period of twelve months ending on 31 December.

(f)	“Net Surplus Cover” means the ratio of Consolidated Net Surplus to Facility Debt.

(g)	“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

(h)	“Regulatory Cover” means, with respect to any Regulated Insurance Entity, the ratio of Actual Statutory Surplus to the Authorised Control Level Risk Based Capital (as defined by the NAIC) of such Regulated Insurance Entity.

(i)	“Relevant Period” means each period of twelve months (or, if shorter, the period from the date of this Agreement) ending on each Quarter Date.

22.2	Financial condition

(a)	The Borrower shall ensure that:

(i)	Regulatory Cover: Regulatory Cover of the Target and each Regulated Insurance Entity shall at all times exceed 1.1:1;

(ii)	Minimum Net Surplus Cover: Net Surplus Cover shall not at any time be less than 2:1; and

(iii)	Requisite Rating:

(A)	at least 80 per cent. of the total value of the Cash and investments portfolio of the Target Group shall at all times be held in Cash or fixed income with a weighted average rating (determined by reference to the individual rating given by a Rating Agency to each investment) of not less than A- or A3 (or their equivalents); and

(B)	no more than five per cent. of the total value of investments of the Target Group that have (1) a rating of less than A- or A3 (or their equivalents); or (2) are unrated shall be held in investments advised by or held with one issuer or its associated parties.

22.3	Financial testing

(a)	The financial covenants set out in clauses 22.2(a)(i) (Regulatory cover) and 22.2(a)(ii) (Minimum Net Surplus Cover) shall be calculated in accordance with the Accounting Principles and tested first by reference to the Quarterly Financial Statements and where available, by reference to the Annual Financial Statements (each delivered in accordance with clause 21.2 (Financial statements) and each Compliance Certificate delivered pursuant to clause 21.3 (Provision and contents of Compliance Certificate)).

(b)	No item shall be deducted or credited more than once in any calculation.

(c)	Where an amount in any financial statement or Compliance Certificate is not denominated in U.S. Dollars, it shall be converted into U.S. Dollars at the rate specified in the financial statements so long as such rate has been set in accordance with the Accounting Principles.

(d)	The financial covenants in clause 22.2 (Financial condition) shall apply on a continuing basis but shall be tested on each Quarter Date commencing with the first Quarter Date following the date of this Agreement.

(e)	The Lenders may at their discretion agree with the Borrower that investments issued by a fund are not issued by a single issuer for the purposes of clause 22.2(a)(iii) (Regulatory cover).

22.4	Equity cure- Regulatory Cover

(a)	No Event of Default under clause 24.2 (Financial covenants and other obligations) in relation to clause 22.2(a)(i) (Regulatory cover) will occur if:

(i)	the proceeds of an additional contributed surplus or any Permitted Share Issue permitted by paragraph (b) of the definition of that term (which are designated in writing by the Borrower to the Agent as being provided for the purpose of this clause 22.4 (Equity cure- Regulatory Cover)) and/or any debt (subordinated on terms approved by the Agent acting reasonably) (in each case the New Regulatory Investment) is invested in the relevant Regulated Insurance Entity within five Business Days of the date on which the Borrower becomes aware of a breach of clause 22.2(a)(i) (Regulatory Cover);

(ii)	promptly following receipt by the relevant Regulated Insurance Entity of the proceeds of such New Regulatory Investment (and in any event prior to the expiry of such five Business Day period), a certificate signed by the finance director of the Borrower is delivered to the Agent confirming that on recalculating the Regulatory Cover financial covenant set out in clause 22.2(a)(i) (Regulatory Cover) would be complied with and attaching reasonable details of such calculations.

No more than two New Regulatory Investments may be made until the Termination Date and no two New Regulatory Investments may be made in consecutive Financial Quarters.

22.5	Equity cure- Net Surplus Cover

(a)	No Event of Default under clause 24.2 (Financial covenants and other obligations) in relation to clauses 22.2(a)(ii) (Minimum Net Surplus Cover) will occur if:

(i)	the proceeds of an additional contributed surplus or any Permitted Share Issue permitted by paragraph (b) of the definition of that term (which are designated in writing by the Borrower to the Agent as being provided for the purpose of this clause 22.5 and/or any debt (subordinated on terms approved by the Agent acting reasonably) (in each case the New Investment) is invested in the Borrower within five Business Days of the date on which the Borrower becomes aware of a breach of clause 22.2(a)(ii) (Minimum Net Surplus Cover);

(ii)	promptly following receipt by the Borrower of the proceeds of such New Investment (and in any event prior to the expiry of such five Business Day period), a certificate signed by the finance director of the Borrower is delivered to the Agent confirming that on recalculating the financial covenant set out in clause 22.2(a)(ii) (Minimum Net Surplus Cover) for the period (and for these purposes the amount of the New Investment shall be included in calculating Consolidated Net Surplus) in respect of which the breach arose, and on the basis that the New Investment is deemed to have been made immediately prior to the relevant Quarter Date, such financial covenant would be complied with (and such certificate shall attach reasonable details of such calculations).

No more than two New Investments may be made until the Termination Date and no two New Investments may be made in consecutive Financial Quarters.

23.	GENERAL UNDERTAKINGS

The undertakings in this clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to: (i) perform its obligations under the Finance Documents and the Acquisition Documents; (ii) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Document; and (iii) carry on its business (including, without limitation, to transact insurance and reinsurance business) where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws, rules and regulations (including, without limitation, under South Carolina Insurance Law (Title 38 of the Code of Laws of South Carolina 1976, as amended) and any conditions or requirements prescribed under any applicable acts, byelaws and regulations and including, without limitation, the establishment of all insurance reserves required to be established under SAP and applicable laws restricting the investments of each member of the Group) to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Agent under clause 22.2(a)(i) (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes without the prior written consent of the Agent.

23.4	Merger

Other than in the case of a Permitted Transaction or in the implementation of the Acquisition, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into (or agree to enter into) any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any solvent liquidation or reorganisation.

23.5	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

23.6	Acquisitions

Other than in the case of a Permitted Transaction or the Acquisition, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.

23.7	Joint ventures

No Obligor shall (and the Borrower shall ensure that no member of the Group will):

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

23.8	Holding Companies

The Borrower shall not trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security; or

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company,

and this clause 23.8 shall prevail if but for this clause a transaction would otherwise be a Permitted Disposal, Permitted Financial Indebtedness, a Permitted Guarantee, a Permitted Loan, Permitted Security or a Permitted Transaction or be permitted by clause 23.27 (Intra-Group Transactions).

23.9	Preservation of assets

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business if failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.10	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.11	Acquisition Documents

(a)	The Borrower shall promptly pay the Purchase Price (as such term is defined in the Acquisition Agreement) required to be paid to the Vendor as and when such amount becomes due.

(b)	The Borrower shall (and will procure that each relevant member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.

(c)	No Obligor shall (and the Borrower shall procure that no relevant member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of an Acquisition Document without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed)

23.12	Negative pledge

(a)	Except as permitted under clause 23.12(a) below:

(i)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(ii)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) sell, transfer or otherwise dispose of any of its receivables.

(iii)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(B)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(C)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (c) is termed “Quasi-Security”.

(b)	Clause 23.12(a) above does not apply to any Security, or (as the case may be) Quasi-Security, which is Permitted Security.

23.13	Disposals

(a)	Except as permitted under clause 23.12(b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer, licence or otherwise dispose of any asset.

(b)	clause 23.13(a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

23.14	Arm’s length basis

(a)	Except as permitted by clause 23.14(b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any transaction with any person except on bona fide arm’s length terms.

(b)	The following transactions shall not be a breach of clause 23.14(a):

(i)	intra-Group transactions permitted under clause 23.27 (Intra-Group transactions);

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(iii)	the provision of administrative services by an Affiliate of the Borrower to any Obligor provided that any payments under such transactions shall remain subject to the restrictions in clause 23.17 (Dividends and share redemption).

23.15	Loans or credit

(a)	Except as permitted under clause 23.15(b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Clause 23.15(a) above does not apply to:

(i)	a Permitted Loan (which is consistent with clause 23.8 (Holding Companies)); or

(ii)	a Permitted Transaction; or

(iii)	a Permitted Distribution.

23.16	No Guarantees or indemnities

(a)	Except as permitted under clause 23.16(b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee, bond or indemnity in respect of any obligation of any person.

(b)	Clause 23.16(a) above does not apply to a guarantee, bond or indemnity which is:

(i)	a Permitted Guarantee (which is consistent with clause 23.8 (Holding Companies));

(ii)	a Permitted Transaction; or

(iii)	a policy or contract of insurance or reinsurance written or assumed in the ordinary course of business by any of the Regulated Insurance Entities.

23.17	Dividends and share redemption

(a)	Except as permitted under 23.17(b) below, the Borrower shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any additional paid in capital;

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire, reduce, cancel or repay any of its share capital or resolve to do so.

(b)	Clause 23.17(a) above does not apply to:

(i)	a Permitted Distribution;

(ii)	a Permitted Payment; or

(iii)	a Permitted Transaction.

23.18	Financial Indebtedness

(a)	Except as permitted under clause 23.18(b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Clause 23.18(a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

23.19	Share capital

No Obligor shall (and the Borrower shall ensure no member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

23.20	Pensions

The Borrower shall ensure that each member of the Group is in compliance in all material respects with all applicable laws, regulations and contracts relating to the provision of pension schemes and any pension scheme(s) it operates or participates in.

23.21	Access

Each Obligor shall, and the Borrower shall ensure that each member of the Group will (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur), permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with Richard Harris, David Rocke and Gareth Nokes.

23.22	Intellectual Property

(a)	Each Obligor shall and the Borrower shall procure that each member of the Group will:

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(ii)	use reasonable endeavours (including the institution of legal proceedings) to prevent any infringement in any material respect of the Intellectual Property;

(iii)	promptly notify the Agent if it becomes aware of any infringement or challenge to the validity, enforceability or ownership of any Intellectual Property and supply the Security Agent with all information relating to it which is reasonably requested by the Agent;

(iv)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property; not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of the Specified Intellectual Property (as defined in any Transaction Security Document),

where failure to do so in the case of clauses 23.22(a)(i) and 23.22(a)(ii) above, or, in the case of clauses 23.22(a)(iv) and 23.22(a)(v) above, such use, permission to use, omission or discontinuation is reasonably likely to have a Material Adverse Effect.

(b)	Failure to comply with any part of clause 23.22(a) above shall not be a breach of clause 23.22(a) to the extent that any dealing with Intellectual Property which would otherwise be a breach of clause 23.22(a) is a Permitted Transaction.

23.23	Amendments

No Obligor shall (and the Borrower shall ensure that no other Obligor or member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to clause 4.1 (Initial conditions precedent) or clause 26.2 (Additional Guarantors) or enter into any agreement with any shareholders of the Borrower or any of their Affiliates which is not a member of the Group except in writing:

(a)	in accordance with the provisions of clause 36 (Amendments and Waivers); or

(b)	prior to the Utilisation Date, with the prior written consent of the Original Lenders; or

(c)	after the Utilisation Date, in a way which (i) could not reasonably be expected to materially and adversely affect the interests of the Lenders or the ranking and (ii) would not change the date, amount or method of payment of the dividends on the Borrower’s shares.

The Borrower shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (a) to (c) above.

23.24	Financial assistance

Each Obligor shall (and the Borrower shall procure each member of the Group will) comply in all respects with any legislation governing the granting of financial assistance in its jurisdiction of incorporation including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

23.25	Treasury Transactions

No Obligor shall (and the Borrower shall procure that no other members of the Group will) enter into any Treasury Transaction.

23.26	Further assurance

(a)	Each Obligor shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify and in such form as the Security Agent may reasonably require (in favour of the Security Agent or its nominee(s)) in order to:

(i)	perfect or protect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	confer on the Security Agent or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Borrower shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.27	Intra-Group transactions

(a)	Without the prior consent of the Agent, no member of the Group may enter into any transaction (whether by way of disposal, investment, loan, borrowing, guarantee or otherwise) with, or in respect of the obligations of, any other member of the Group save and except where such transaction is a Permitted Transaction and is not unlawful under any law or regulation in any relevant jurisdiction including under any applicable financial assistance legislation.

(b)	Without the prior consent of the Agent, no member of the Group may enter into any transaction (whether by way of disposal, investment, loan, borrowing,

guarantee or otherwise and including, without limitation, any insurance or reinsurance relating to any member of the Group) with, or in respect of the obligations of, Enstar or any of its Subsidiaries (excluding other members of the Group) where the value of such transaction exceeds US$100,000 or where the aggregate value all such transactions completed after the date of this Agreement exceeds (or would as a result of such transaction exceed) US$1,000,000, except where such transaction is conducted in the ordinary course of trading on arm’s length terms or is a Permitted Transaction.

(c)	If the relevant intra-Group transaction contemplated by clause 23.27(a) above:

(i)	is a disposal of assets from one Obligor to another and if Transaction Security had been granted by the Obligor disposing of such asset, then the asset must be either transferred subject to such Security or the acquiring Obligor must grant equivalent Security over that asset in favour of the Security Agent; or

(ii)	results in Financial Indebtedness being owed by an Obligor to another Obligor, then the creditor of such Financial Indebtedness shall grant Security over its rights in respect of such Financial Indebtedness in favour of the Lenders on terms acceptable to the Agent (acting on the instructions of the Majority Lenders).

23.28	Cash Management

(a)	Subject to clause 23.28(b) below, no Obligor shall and each Obligor will procure that none of its Subsidiaries will, at any time hold cash or Cash Equivalent Investments greater than required for its projected cashflow requirements (the amount being the “Cash Balance”) and such Cash Balance shall only be lent by such member of the Group by way of a Permitted Distribution.

(b)	No Obligor shall be obliged at any time to procure that a Subsidiary transfer any Cash Balance under clause 23.28(a) above:

(i)	at a time when to do so would cause the Obligor or the Subsidiary (despite that person using all reasonable effects to avoid the relevant Tax liability) to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the transfer were made at a later date;

(ii)	if (despite using all reasonable efforts to avoid the breach or the result) to do so would breach any applicable law, regulatory requirement or result in personal liability for the Obligor or the Subsidiary or any such person’s directors or management; or

(iii)	which would leave an amount which is less than US$50,000 in that Subsidiary.

23.29	Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

23.30	Obligors

(a)	The Borrower shall ensure that at all times after the date falling ten days after the Utilisation Date, each member of the Group (other than Companion Third Party Administrators LLC) that is not a Regulated Entity is an Obligor.

(b)	The Borrower need only perform its obligations under clause 23.30(a) above if it is not unlawful for the relevant person to become an Obligor and that person becoming an Obligor would not result in personal liability for that person’s directors or other management. Each Obligor that is not a Regulated Entity must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

23.31	Federal Reserve Regulations

The Borrower will use the Facility without violating Regulations T, U and X.

23.32	Compliance with U.S. Regulations

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) become an investment company, or an affiliated person of, or promoter or principal underwriter for, an investment company, as such terms are defined in the 1940 Act. Neither the making of the Loan, or the application of the proceeds or repayment of the Loan by any member of the Group nor the consummation of the other transactions contemplated by this agreement will violate any provision of such act or any rule, regulation or order of the SEC under the 1940 Act.

23.33	ERISA

(a)	Each Obligor (and the Borrower shall ensure that no other member of the Group will) shall ensure that the affairs of each Obligor and each member of the Group are conducted so that the underlying assets of each Obligor do not constitute “plan assets” within the meaning of the Plan Asset Rules.

(b)	No ERISA Event shall occur that, individually or in the aggregate, results or will reasonably be expected to result in a Material Adverse Effect.

(c)	Each Plan shall be maintained and administered in all material respects with the applicable requirements of the Code, ERISA and any other applicable law.

23.34	Sanctions

Each Obligor will ensure that none of the proceeds of the Loan will, directly or indirectly, be used or paid for the purposes of any transaction related to either:

(a)	any person which is listed on the SDN List, or is owned or controlled, directly or indirectly, by any person listed on the SDN List; or

(b)	any country which is the subject of sanctions by any Authority.

23.35	Anti-corruption Law

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will):

(i)	take reasonable measures to conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	take reasonable measures to maintain policies and procedures designed to promote and achieve compliance with such laws.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this clause 24 is an Event of Default (save for clause 24.21 (Acceleration) and clause 24.22 (Effect of Insolvency)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error by a bank in the transmission of funds; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

24.2	Financial covenants and other obligations

(a)	Any requirement of clause 22 (Financial Covenants) is not satisfied.

(b)	An Obligor does not comply with the provisions of clause 21 (Information Undertakings).

(c)	An Obligor does not comply with any provision of any Transaction Security Document.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 24.1 (Non-payment) and clause 24.2 (Financial covenants and other obligations)).

(b)	No Event of Default under clause 24.3(a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days after the earlier of the Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation

(a)	Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under clause 24.4(a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days after the earlier of the Agent giving notice to the Obligor’s Agent or relevant Obligor or the Obligor’s Agent or an Obligor becoming aware of the failure to comply.

24.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under clauses 24.5(a) to 24.5(d) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 24.5(a) to 24.5(d) above is less than US$400,000.

24.6	Insolvency

(a)	Any member of the Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)	Any member of the Group shall in any U.S. jurisdiction:

(i)	apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of any of its property;

(ii)	make a general assignment for the benefit of its creditors;

(iii)	commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, liquidation, arrangement or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group or the composition or readjustment of its debts;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, custodian, trustee, examiner, rehabilitator, conservator, supervisor or other similar officer in respect of any member of the Group or any of its assets;

(iv)	enforcement of any Security over any assets of any member of the Group; or

(v)	any analogous procedure or step to those listed in paragraphs (a) to (d) above is taken in any jurisdiction or an order for relief against any member of the Group shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

(b)	Clause 24.7(a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement, or, if earlier, the date on which it is advertised.

(c)	In respect of any Obligor, a proceeding or case shall be commenced, without the application or consent of such Obligor, in any U.S. court of competent jurisdiction, seeking:

(i)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Obligor or of all or any substantial part of its property; or

(iii)	similar relief in respect of any Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i) to (iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 14 or more days, or an order for relief against such Obligor shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or a member of the Group having an aggregate value of US$750,000 or more and is not discharged within seven days.

24.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor, to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor under any Finance Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Cessation of business

Any Obligor or any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of the Acquisition, a disposal which is a Permitted Disposal or a Permitted Transaction.

24.11	Change of ownership

(a)	An Obligor (other than the Borrower) ceases to be a wholly-owned Subsidiary of the Borrower.

(b)	The Borrower ceases to be a wholly-owned Subsidiary of the Shareholder.

(c)	The Shareholder ceases to be a wholly-owned Subsidiary of Enstar.

24.12	Amending Constitutional Documents

The Borrower amends, varies, supplements, supersedes, waives or terminates any provision of its Constitutional Documents which could adversely affect the interests of the Finance Parties without the prior written consent of the Majority Lenders.

24.13	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Borrower.

24.14	Expropriation

The authority or ability of any Obligor or any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any member of the Group or any of its assets.

24.15	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party other than a Finance Party) or the Shareholder rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

24.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or any member of the Group or its assets and which if successful would be reasonably likely to have a Material Adverse Effect.

24.17	Regulatory Sanctions

Any fine, levy or sanctions are imposed upon any member of the Target Group by any Governmental Authority which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

24.18	Cessation of licences

(a)	The cessation, variation or imposition of limitations (for any reason) of any consent, authorisation, licence and/or exemption which is required to enable the Borrower or any Subsidiary to carry on its business, or the taking by any governmental, regulatory or other authority of any action in relation to the Borrower or any Subsidiary which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (1) the Agent giving notice to the Borrower and (2) the Borrower becoming aware of the failure to comply.

24.19	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

24.20	ERISA

(a)	Any member of the Group has underlying assets which constitute “plan assets” within the Plan Asset Rules.

(b)	An ERISA Event shall occur that, individually or in the aggregate, results or will reasonably be expected to result in a Material Adverse Effect.

24.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24.22	Effect of Insolvency

At any time after the occurrence of an Event of Default under clause 24.6 (Insolvency) or clause 24.7 (Insolvency proceedings) in respect of any Obligor the Loan made to such Obligor shall be immediately due and payable without notice from the Agent (together with accrued interest and commission and any other sums then owed by such Obligor under this Agreement).

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this clause 25, a Lender (“Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations, under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (“New Lender”).

25.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)	The consent of the Borrower to an assignment or transfer by an Existing Lender must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in clause 25.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 14 (Tax gross-up and indemnities) or clause 15 (Increased costs), then (unless the assignment, transfer or charge has been made in mitigation in accordance with clause 17 (Mitigation by the Lenders)) the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply in relation to clause 14.2 (Tax gross up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g) of clause 14.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer:

(a)	to an Affiliate of a Lender; or

(b)	to a Related Fund

the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or reassignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 25.5(c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 25.5(b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

25.6	Procedure for assignment

(a)	Subject to the conditions set out in clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with clause 25.6(c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 25.6(b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this clause 25 to assign their rights under the Finance Documents provided that they comply with the conditions set out in clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

25.8	Security Interests over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.9	Pro Rata Interest Settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 25.5 (Procedure for transfer) or any assignment pursuant to clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but including the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) until the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender, and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 25.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

25.10	Prohibition on Debt Purchase Transactions

The Borrower shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

25.11	Assignment to Federal Reserve Bank

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, without notice to or consent of any Party, to any U.S. Federal Reserve Bank provided that (i) no Lender shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall such U.S. Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement.

25.12	The Register

For U.S. federal income tax purposes only, the Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Transfer Certificate or Assignment Agreement, as applicable, delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the Commitments of and the principal amounts and stated interest of the obligations owing to each Lender pursuant to the terms hereof and the other Finance Documents. Without limitation of any other provision of this clause 25 (Changes to the Lenders), no transfer shall be effective until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Agent and each Lender may treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice. The foregoing provisions are intended to comply with the registration requirements in U.S. Treasury Regulation Section 5f.103-1 so that the Loan is considered to be in “registered form” pursuant to such regulation.

26.	CHANGES TO THE OBLIGORS

26.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)	Subject to compliance with the provisions of clause 21.9 (“Know your customer” checks), the Borrower may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Borrower and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in part 2 of schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2 (Conditions precedent).

26.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in clause 20.41 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.4	Resignation and release of security on disposal

(a)	In this clause, Third Party Disposal means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under clause 23.13 (Disposals) or made with the approval of the Majority Lenders (and the Borrower has confirmed this is the case).

(b)	If the Borrower or an Obligor is or is proposed to be the subject of a Third Party Disposal then:

(i)	the Borrower shall confirm that no Default is continuing or would result from the Third Party Disposal;

(ii)	the Borrower shall confirm that if that Obligor is a Guarantor, no payment is due from that Guarantor under clause 19.1 (Guarantee and indemnity);

(iii)	where the Borrower or that Obligor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of the Borrower or that Obligor, the Security Agent may, at the cost and request of the Borrower, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(iv)	the resignation of the Borrower or that Obligor and related release of Transaction Security referred to in clause 26.4(b)(i) above shall not become effective until all Disposal Proceeds resulting from that Third Party Disposal have been irrevocably paid to the Agent in accordance with clause 8 (Mandatory Prepayment); and

(v)	if the disposal of the Borrower or that Obligor is not made, the release of Transaction Security referred to in clause 26.4(b)(i) above shall have no effect and the obligations of the Borrower or Obligor and the Transaction Security created or intended to be created by or over the Borrower or that Obligor shall continue in full force and effect.

(c)	The resignation of that Obligor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be an Obligor and shall have no further rights or obligations under the Finance Documents as a Borrower or Guarantor (as applicable).

27.	ROLE OF THE AGENT, THE ARRANGER, THE SECURITY AGENT AND OTHERS

27.1	Appointment of the Agent

(a)	The Arrangers and each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Arrangers and each of the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.3	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party excluding, for the avoidance of doubt, any Fee Letter.

(b)	Without prejudice to clause 25.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (a) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Security Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Security Agent and/or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any member of the Group.

27.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received made by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person;

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than the Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

Neither the Agent nor the Arrangers is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting clause 27.10(b) below and without prejudice to the provisions of clause 30.14 (Disruption to the Payment Systems etc.) or any other provision of any Finance Document excluding or limiting the liability of the Agent, the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent, may rely on this clause subject to clause 1.8 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any costs, loss or liability pursuant to clause 30.14 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with clause 27.12(b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 27.12(c) above) but shall remain entitled to the benefit of clause 16.3 (Indemnity to the Agent) and this clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 27.12(b) above. In this event, the Agent shall resign in accordance with clause 27.12(b) above.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.8 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information, or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.14	Relationship with the Lenders

(a)	Subject to clause 25.9 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of clause 32.2 (Addresses) and clause 32.5(a)(ii) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Reliance and engagement letters

Each Finance Party confirms that each Mandated Lead Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by a Mandated Lead Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Report or letters provided by accountants or actuaries in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.18	Appointment of Security Agent

(a)	Each other Finance Party irrevocably appoints the Security Agent as its agent and trustee on the terms set out in schedule 10 (Security Agent).

(b)	Each Obligor and each other Finance Party agrees to the terms set out in schedule 10 (Security Agent). In the event of any conflict between the terms of schedule 10 (Security Agent) and any other Finance Document, the terms of schedule 10 (Security Agent) shall prevail.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax except as required under clauses 14.5 (Tax Documentation) and clause 14.8 (FATCA Information).

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 30.9 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 30.9 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 29.3(a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause 29, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall (and the Borrower shall ensure that such Obligor will) make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 30.3 (Distributions to an Obligor) and clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Proceeds of enforcement

Subject to the payment of any claim ranking in priority as a matter of law, the proceeds of enforcement of the Security constituted by the Transaction Security Documents shall be paid to the Security Agent and those proceeds (together with all other amounts paid to the Security Agent in accordance with the terms of this Agreement or any other Finance Document) shall be applied in the following order:

(a)	firstly, in satisfaction of all costs, charges, expenses (including legal expenses) and liabilities properly incurred by the Security Agent (in its capacity as Security Agent) or any Insolvency Representative appointed under the Transaction Security Documents or their attorneys or agents and of the remuneration of such Insolvency Representative (and all interest on such sums as provided in the Finance Documents);

(b)	secondly, in payment of all reasonable costs and expenses (including legal expenses) properly incurred by or on behalf of any other Finance Party in connection with such enforcement;

(c)	thirdly, in payment to the Agent for application in or towards the discharge of the loan, interest and other amounts outstanding under the Finance Documents in accordance with the order set out in paragraphs (a) to (d) of clause 30.9(a) (Partial payments); and

(d)	fourthly, any surplus to such persons who may be entitled to them.

30.6	Waterfall

No such proceeds or amounts shall be applied in payment of any amounts specified in any of the paragraphs in clause 30.5 (Proceeds of Enforcement) until all amounts specified in any earlier paragraph have been paid in full.

30.7	Good discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under clause 30.5 (Proceeds of Enforcement) shall be a good discharge of the Security Agent.

30.8	Sums received by Obligors

If an Obligor receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this clause 30.

30.9	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) to (d) above.

(c)	Clauses 30.9(a) and 30.9(b) above will override any appropriation made by an Obligor.

30.10	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.11	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.12	Currency of account

(a)	Subject to clauses 30.12(b) to 30.12(e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.13	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

30.14	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 30.14; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

(a)	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)	in the case of the Borrower, that identified with its name below;

(ii)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(iii)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 32.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this clause 32 will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and another Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent or the Security Agent and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.6	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a printable format or otherwise capable of being downloaded by the relevant Website Lender and is in a format previously agreed between the Borrower and the Agent.

If any Lender (Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(a)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(b)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraphs (i) to (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(c)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

32.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of any Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 36.

(c)	No amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this clause 36 which is agreed to by the Obligors’ Agent.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	the definition of “Screen Rate” in clause 1.1 (Definitions);

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(v)	a change in currency of payment of any amount under the Finance Documents;

(vi)	an increase in or an extension of any Commitment or the Total Commitments, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(vii)	a change to the Borrower or Obligors other than in accordance with clause 25.9 (Changes to the Obligors);

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	clause 2.2 (Finance Parties’ rights and obligations), clause 8 (Mandatory prepayment), clause 25 (Changes to the Lenders), this clause 36, clause 39 (Governing Law) or clause 41 (Enforcement);

(x)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except to the extent that it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(xi)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(xii)	any amendment to clause 30.5 (Proceeds of Enforcement; or

(xiii)	any extension of an Availability Period,

shall not be made without the prior consent of all the Lenders,

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers or the Security Agent may not be effected without the consent of the Agent, the Arrangers or the Security Agent.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	CONFIDENTIALITY

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 38.2 (Disclosure of Confidential Information) and clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b) (i)) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction, any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 25.8 (Security Interests over Lender’s rights)

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom sub paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Confidentiality and Disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 10.4 (Notification of Rates of Interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, legal advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this clause 38.3 (Confidentiality and Disclosure) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 10.4 (Notifications of Rates of Interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

38.4	Other Obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to clause 38.3 (Confidentiality and Disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of clause 38.3 (Confidentiality and Disclosure) or this clause 38.4 (Other Obligations).

38.5	Disclosure to numbering service providers

(a)	The Agent may disclose to any national or international numbering service provider appointed by the Agent to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	clause 40 (Governing Law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	amount of and name of the Facility;

(x)	currencies of the Facility;

(xi)	type of the Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date;

(xiv)	changes to any of the information previously supplied pursuant to sub paragraphs (i) to (xi) above; and

(xv)	such other information agreed between the Agent and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in sub-paragraphs (a)(i) to (a)(xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

38.6	U.S. Tax Disclosure

Notwithstanding any of the provisions of this Agreement, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment (in each case within the meaning of the U.S. Treasury Regulation Section 1.6011-4) of the Facility and any materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax structure and tax treatment.

38.7	Entire agreement

This clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.8	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.9	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower of the circumstances of any disclosure by it of Confidential Information made pursuant to sub-paragraph (b)(v) of clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function.

38.10	Continuing obligations

The obligations in this clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

40.	GOVERNING LAW

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement, shall be governed by, construed and take effect in accordance with English law.

41.	ENFORCEMENT

41.1	Jurisdiction of English courts

(a)	The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever out of or in connection with the Finance Documents expressed to be governed by English law (including a dispute regarding the existence, validity or termination of any Finance Document or any claim for set off) or the legal relationships established by any Finance Document) (a “Dispute”), only where such Dispute is the subject of proceedings commenced by the Obligor.

(b)	Where a Dispute is the subject of proceedings commenced by one or more Finance Parties, the Finance Parties are entitled to bring such proceedings in any court or courts of competent jurisdiction (including but not limited to the courts of England). If any Obligor raises a counter-claim in the context of proceedings commenced by one or more Finance Parties, that Obligor shall bring such counter-claim before the court seized of the Finance Party’s claim and no other court.

(c)	The commencement of legal proceedings in one or more jurisdictions shall not, to the extent allowed by law, preclude the Finance Parties from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.

(d)	To the extent allowed by law, each Obligor irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal proceeding, and any claim it may now or hereafter have that any such legal proceeding has been brought in an inappropriate or inconvenient forum.

41.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Enstar (EU) Limited (Attention: Derek Reid, Avaya House, 2 Cathedral Hill, Guildford, Surrey GU2 7YL) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(iii)	if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(b)	The Borrower confirms that Enstar (EU) Limited has expressly agreed and consented to the provisions of clause 40 (Governing law) and of this clause 41.

(c)	Notwithstanding the foregoing, each Obligor hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and/or any other Finance Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the State of Delaware, the federal courts of the United States of America for the Southern District of New York and the District of Delaware, and in each case appellate courts from any thereof. Each Obligor further consents that any such action or proceeding may be brought in such courts and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

41.3	Waiver of Immunity

Each Obligor (to the fullest extent permitted by law) irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought against it by any Finance Party in relation to any Finance Document, and to ensure that no such claim is made on its behalf;

(b)	waives all rights of immunity in respect of it or its assets; and

(c)	consents generally in respect of such proceedings to the giving of relief or the issue of any process in connection with such proceedings.

42.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each party acknowledges that: (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement; and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

Part 1

The Original Obligors

Name of Original Borrower	Jurisdiction of Incorporation Tax ID Number
Sussex Holdings, Inc.	United States of America

Name of Original Guarantor	Jurisdiction of Incorporation Tax ID Number
Sussex Holdings, Inc.	United States of America

Part 2

The Original Lenders

Name of Original Lender	Commitment US$
National Australia Bank Limited (ABN 12 004 044 937)	54,500,000
Barclays Bank PLC	54,500,000

SCHEDULE 2

Conditions Precedent

Part 1

Conditions Precedent to Utilisation Date

1.	Obligors

1.1	A copy of the Constitutional Documents of the Shareholder and the Borrower.

1.2	A copy of a good standing certificate (including verification of tax status) with respect to the Shareholder and each member of the Group, issued as of a recent date by the Secretary of State or other appropriate official of each member of the Group’s jurisdiction of incorporation or organisation.

1.3	A copy of a resolution of the board of directors of the Shareholder and the Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.3 above in relation to the Finance Documents and related documents.

1.5	A certificate of the Borrower (signed by a duly authorised officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any member of the Group to be exceeded.

1.6	A certificate of an authorised signatory of the Shareholder and the Borrower certifying that each copy document relating to it specified in this part 1A of schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement or, to the extent such document has previously been delivered to the Agent that such document has not been amended or superseded since the date of such delivery.

2.	Finance Documents

2.1	This Agreement executed by the Original Obligors.

2.2	The Fee Letters executed by the Borrower.

2.3	The following Transaction Security Documents executed and delivered by the parties thereto:

Name of Security Provider	Transaction Security Document	Governing law of document
Sussex Holdings, Inc	Security agreement over all of its assets present and future	The laws of New York

Enstar Investments Inc.	Security agreement over its capital stock holding in the Borrower	The laws of New York

2.4	Any document or information required to be delivered to the Agent or the Security Agent on or prior to the Utilisation Date in order to perfect and protect the first priority liens and security interests created under the Transaction Security Documents.

3.	Acquisition

3.1	A certificate of the Borrower (signed by a duly authorised officer) certifying that:

(a)	each of the matters specified in section 7 (or the appropriate provision setting out conditions) of the Acquisition Agreement has been satisfied or will be satisfied on the Utilisation Date or, with the consent of the Agent, waived and the Acquisition Agreement has become wholly unconditional in all respects

(b)	no Acquisition Document has been amended, varied, novated, supplemented, superseded, waived or terminated except with the consent of the Agent;

(c)	the Borrower is not aware of any breach of any warranty or any claim under the Acquisition Agreement save to the extent disclosed in the Disclosure Schedule;

(d)	all Authorisations from any Governmental Authority or other regulatory body required to be obtained in relation to the Acquisition pursuant to the terms of the Acquisition Agreement and in connection with the entry into and performance of the transactions contemplated by any Finance Document (or for the validity or enforceability of any of those documents) have been obtained and are in full force and effect together with certified copies of those obtained; and

(e)	the total amount of the Loan equates to an amount equal to not more than 50 per cent. of the purchase price of the Target Shares (excluding fees and other expenses).

3.2	A copy of each of the Acquisition Documents and the other Transaction Documents (other than the Finance Documents) executed by the parties to those documents.

4.	Legal Opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders, to be in agreed form:

(a)	A legal opinion of Ashurst LLP, legal advisers to the Agent and the Arrangers, as to English law.

(b)	A legal opinion of Drinker Biddle & Reath LLP as to the laws of each jurisdiction of incorporation of the Borrower and the Shareholder and the governing law of the Transaction Security Documents.

5.	Other Documents And Evidence

5.1	Evidence that Enstar (EU) Limited has accepted its appointment as process agent for the Borrower as referred to in clause 41.2 (Service of process) and confirmed it agrees and consents to the provisions of clause 40 (Governing law) and of clause 41 (Enforcement).

5.2	The Group Structure Chart

5.3	A copy, certified by an authorised signatory of the Borrower to be a true copy, of the Original Financial Statements of the Borrower, the Target and each other member of the Target Group.

5.4	A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Borrower is necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

5.5	Any information and evidence in respect of any Obligor or the Shareholder required by any Finance Party to enable it to be satisfied with the results of all “know your customer” or other checks which it is required to carry out in relation to such person.

5.6	Evidence that the upfront fee and the agency fee have or will on the Utilisation Date be paid in full.

5.7	A copy of the Financial Model.

5.8	A copy of the Reports and appropriate reliance letters signed by the relevant report providers (if applicable).

5.9	A certificate of the Chief Financial Officer or the Treasurer of the Borrower stating that it is Solvent after giving effect to the Loan, the application of the proceeds of the Loan in accordance with clause 3 (Purpose) and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement. For purposes of this certificate, Solvent means with respect to the Borrower on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

5.10	A certificate of an authorised signatory of the Borrower certifying that no member of the Target Group has any outstanding loans as at the Utilisation Date.

5.11	A certificate of the Borrower (signed by a duly authorised officer) confirming that on the Utilisation Date it is in compliance with each of the financial covenants set out in clause 22.2(a) (Financial condition).

5.12	If applicable, originals of all share certificates and stock transfer forms or equivalent, duly executed by the relevant shareholders and other documents of title to be provided under the Transaction Security Documents.

5.13	Evidence that any actual or potential breach of the terms of the revolving credit facility agreement dated 16 September 2014 made available to Enstar and certain of its subsidiaries has been waived by the finance parties thereunder.

Part 2

Conditions precedent required to be delivered by an Additional Guarantor

1.	An Accession Letter (if relevant) executed by the Additional Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Additional Guarantor, with such amendments as the Agent may reasonably require.

3.	A copy of a good standing certificate (including verification of tax status) with respect to the Additional Guarantor, issued as of a recent date by the Secretary of State or other appropriate official of the Additional Guarantor’s jurisdiction of incorporation or organisation

4.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A certificate of the Additional Guarantor (signed by a director or an officer (as applicable)) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this part 2 of schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

8.	If available, the latest audited financial statements of the Additional Guarantor.

9.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of Ashurst LLP as advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Letter.

(b)	If the Additional Guarantor is incorporated in or has its centre of main interest or establishment in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, centre of main interest or establishment (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (Applicable Jurisdiction) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Letter.

10.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that Enstar (EU) Limited as any process agent referred to in clause 41.2 (Service of process) has accepted its appointment and confirmed it agrees and consents to the provisions of clause 40 (Governing law) and of clause 41 (Enforcement).

11.	Evidence that all necessary or desirable Authorisations from any Governmental Authority or other regulatory body in connection with the entry into and performance of the transactions contemplated by the Accession Letter, any Finance Document or Transaction Document to which the Additional Guarantor is party or for the validity or enforceability of any of those documents have been obtained and are in full force and effect, together with certified copies of those obtained.

12.	A certificate of the Borrower confirming that no Default is continuing or would occur as a result of the Additional Guarantor executing the Accession Letter or the Finance Documents or the Transaction Documents to which it is party.

13.	A certificate of the Chief Financial Officer of the Additional Guarantor stating that the respective company is Solvent after entering into the Accession Letter and the payment of all related estimated legal, accounting and other fees. For purposes of this certificate, Solvent means with respect to the Additional Guarantor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

14.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

15.	Such documentary evidence as legal counsel to the Agent may require that such Additional Guarantor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

SCHEDULE 3

Requests

Part 1

Utilisation Request

From:	Sussex Holdings, Inc.

To:	National Australia Bank Limited (ABN 12 004 044 937) (as Agent)

Dated:

Dear Sirs

Sussex Holdings, Inc.– Facility Agreement dated [                    ] (Facility Agreement)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Proposed Utilisation Date:

[                    ] (or, if that is not a Business Day, the next Business Day)

(b)	Amount:

US$[        ] or, if less, the Available Facility, to be credited to [account]

(c)	Interest Period:

[            ]

3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Sussex Holdings, Inc.

Part 2

Selection Notice

From:	Sussex Holdings, Inc.

To:	National Australia Bank Limited (ABN 12 004 044 937) (as Agent)

Dated:

Dear Sirs

Sussex Holdings, Inc. - Facility Agreement dated [                    ] (Facility Agreement)

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Loan[s] is [ ]].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
Sussex Holdings, Inc.

SCHEDULE 4

Form of Transfer Certificate

To:	National Australia Bank Limited (ABN 12 004 044 937) as Agent

From:	[The Existing Lender] (“Existing Lender”) and [The New Lender] (“New Lender”)

Dated:

Sussex Holdings, Inc. – Facility Agreement dated [                    ] (Facility Agreement)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 25.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule in accordance with clause 25.5 (Procedure for transfer) [OR] [ *** Each Existing Lender listed in part 1 of the schedule transfers by novation to each New Lender listed in part 2 of the schedule that portion of the outstanding Loan and Commitments in accordance with clause 25.5 (Procedure for transfer), such that:

(i)	each New Lender will become a Lender under the Agreement with the respective Commitment and portion of outstanding Loan set out opposite its name in part 3 of the schedule; and

(ii)	each Existing Lender’s Commitment and portion of outstanding Loan will be reduced to the amounts set out opposite its name in part 3 of the schedule. *** ]

(b)	The proposed Transfer Date is [ *** ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the schedule.

3.	[*** The/Each *** ] New Lender expressly acknowledges the limitations on the Existing Lender[‘s][s’] obligations set out in paragraph (c) of clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	For the purpose of clause 32.6 (Use of websites) the New Lender is a [ *** Website Lender *** ] [ *** Paper Form Lender *** ]. *** ] OR [ *** each New Lender specifies in part 4 of the schedule opposite its name whether it is a Website Lender or a Paper Form Lender. *** ]

6.	This Transfer Certificate is governed by English law.

7.	The parties to this Transfer Certificate intend it to take effect as a deed and this Transfer Certificate shall be treated as having been duly executed and delivered as a deed only upon being dated.

IN WITNESS WHEREOF the authorised signatories of the parties have executed this deed on the day and year first above written.

The Schedule

Commitment/rights and obligations to be transferred

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [—].

[Agent]

By:

[*** OR FOR GLOBAL TRANSFER CERTIFICATES *** ]

Part 1

The Existing Lenders

[ *** ]

[ *** ]

[ *** ]

Part 2

The New Lenders

[ *** ]

[ *** ]

[ *** ]

Part 3

Details of portion of outstanding Loan and Commitment

Lender	Commitment		Loan
[*list here existing and new lenders*] [ *** ] [ *** ] [ *** ][ *** ]	[**	]	[**	]

Part 4

New Lenders’ Administrative Details

New Lender	Facility office Address/Fax no. Attention of	Address for service of notices (if different)	Account for Payment	Website or Paper Form Lender
[*** ]	[*** ]	[*** ]	[*** ]	[*** ]

EXECUTED as a Deed by	)

[ *** Each Existing Lender *** ]	)	Authorised

Dated:

Executed as a Deed by	)

[ *** Each New Lender *** ]	)	Authorised Signatory

Dated:

The Transfer Certificate is	)
Accepted by the Agent and the	)
Transfer Date is confirmed by the	)
Agent as [***]	)

Signed by National Australia Bank Limited (ABN 12004044937) (as Agent)]

Dated:

Signed by National Australia Bank Limited (ABN 12004044937) (as Security Agent)]

Dated:

SCHEDULE 5

Form of Assignment Agreement

To:	National Australia Bank Limited (ABN 12 004 044 937) as Agent

From:	[the “Existing Lender”] (“Existing Lender”) and [the “New Lender”] (“New Lender”)

Dated:	[***]

Sussex Holdings, Inc. - Facility Agreement dated [                    ] (Facility Agreement)

1.	We refer to the Facility Agreement. This is an Assignment Agreement.

2.

(a)	We refer to clause 25.6 (Procedure for assignment).

(b)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in the Loan under the Facility Agreement as specified in the schedule.

(c)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in the Loan under the Facility Agreement specified in the schedule.

(d)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (c) above.

3.	The proposed Transfer Date is [***].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 25.4 (Limitation of responsibility of Existing Lenders).

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the schedule to this Assignment Agreement.

7.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

8.	For the purpose of clause 32.6 (Use of Websites) the New Lender is a [*** Website Lender ***] [*** Paper Form Lender ***]

9.	This Assignment Agreement is governed by English law.

10.	This Assignment Agreement has been [*** executed and delivered as a deed ***] [*** entered into ***] on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[*** insert relevant details ***]

[*** Facility office address, fax number and attention details for notices and account details for payments ***]

[*** Existing Lender ***]	[*** New Lender ***]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [***].

[*** Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party. ***]

[*** Agent ***]

By:

SCHEDULE 6

Form of Accession Letter

To:	National Australia Bank Limited (ABN 12 004 044 937) as Agent

From:	[Subsidiary] and Sussex Holdings, Inc

Dated:

Dear Sirs

Sussex Holdings, Inc. – Facility Agreement dated [                    ] (Facility Agreement)

1.	We refer to the Facility Agreement. This is an Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents as an Additional Guarantor pursuant to clause 26.2 (Additional Guarantors) of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [—].

3.	The Borrower confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Guarantor.

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

5.	This Accession Letter is governed by English Law.

This Accession Letter is entered into by deed and delivered on the date stated above.

Executed as a deed by [Subsidiary]	) )

Director

Director/Secretary

Executed as a deed by SUSSEX HOLDINGS, INC.	) )

Director

Director/Secretary

SCHEDULE 7

Form of Compliance Certificate

To:	National Australia Bank Limited (ABN 12 004 044 937) as Agent

From:	Sussex Holdings, Inc

Dated:

Dear Sirs

Sussex Holdings, Inc. - Facility Agreement dated [                    ] (Facility Agreement)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [*** insert the relevant testing date/ the Testing Date ***]:

(a)	Regulatory Cover (which must exceed 1.1:1): the Actual Statutory Surplus of each Regulated Insurance Entity was [***] and the Authorised Control Level Risk Based Capital (as defined by the NAIC) of each such Regulated Insurance Entities was [***], therefore Regulatory Cover was [***] and that the requirements of clause 22.2(a)(i) (Regulatory cover) have been met.

(b)	Net Surplus Cover (which must be a minimum of 2:1): Consolidated Net Surplus was [***] and Facility Debt was [***], therefore Net Surplus Cover was [***] and that the requirements of clause 22.2(a)(ii) (Minimum Net Surplus Cover) have been met.

(c)	Requisite Rating:

(i)	[***] per cent. of the total value of the Cash and investments portfolio of the Target Group is at all times held in Cash or fixed income with a weighted average rating (determined by reference to the individual rating given by a Rating Agency to each investment) of not less than A- or A3 (or their equivalents); and

(ii)	no more than five per cent. of the total value of investments of the Target Group in Cash and fixed income that have a rating of less than A- or A3 (or their equivalents) is held in investments advised by or held with one issuer or its associated parties, in each case as demonstrated below. [attach details of calculations] and therefore the requirements of clause 22.2(a)(iii) (Requisite Rating) have been met.

3.	We confirm that no Default is continuing.[1]

4.	[Insert applicable certification language]

for and on behalf of

[name of Auditors of Sussex Holdings, Inc.]

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8

Loan Timetable

Loan in U.S. Dollars

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (clause 11.1 (Selection of Interest Periods and Terms))	Three Business Days prior to the date of the Loan 9.30 a.m.

Agent notifies the Lenders of the Loan in accordance with clauses 5.4 (Lenders’ participation)	Three Business Days prior to the date of the Loan 3.00 p.m.

LIBOR is fixed	Quotation Day as of 11.00 a.m.

SCHEDULE 9

Group Structure Chart

Holding Companies
Service Companies
Insurance and Reinsurance Companies
Non-regulated Companies
Representative Companies
Enstar Group Limited
Bermuda
Kenmare Holdings Ltd.
Bermuda
Harper Holdings SARL
Luxembourg
Enstar Holdings (US) Inc
USA
Harper Insurance Limited
Switzerland
Enstar (US) Inc.
USA
Cranmore (US) Inc.
USA
Enstar Investments Inc
USA
Enstar New York, Inc.
USA
Sussex Holdings, Inc
USA
SeaBright Holdings, Inc
USA
CLIC Holdings, Inc
USA
Clarendon Holdings, Inc.
USA
PWAC Holdings, Inc.
USA
Proposed addition to group
Companion Property and Casualty Insurance Company
USA
NAIC 12157
SeaBright Insurance Company
USA
NAIC 15563
Paladin Managed Care Services, Inc.
USA
Point Sure Insurance Services, Inc.
USA
Claremont Liability Insurance Company
USA
NAIC 36412
Clarendon National Insurance Company
USA
NAIC 20532
Sun Gulf Holdings Inc
USA
Clarendon America Insurance Company
USA
NAIC 43095
Companion Third Party Administrators, LLC
USA
Companion Specialty Insurance Company
USA
NAIC 13124
Companion Commercial Insurance Company
USA
NAIC 10794
Constellation Reinsurance Company
USA
NAIC 22144
Capital Assurance Services Inc
USA

SCHEDULE 10

Security Agent

1.	Security Agent as Trustee

(a)	The Security Agent declares that it holds the Transaction Security on trust for the Secured Parties on the terms contained in this agreement.

(b)	Each of the other Finance Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

2.	Instructions

(a)	The Security Agent shall:

(i)	subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders, in accordance with instructions given to it by that Lender or group of Lenders).

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if this agreement stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under this Agreement and unless a contrary intention appears in this Agreement, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this agreement;

(ii)	where this agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, clauses 5 (No Duty to Account) to clause 10 (Exclusion of Liability), clause 13 (Confidentiality) to clause 20 (Custodians and Nominees) and clause 23 (Acceptance of Title) to clause 26 (Disapplication of Trustee Acts) of this schedule 10;

(e)

If giving effect to instructions given by the Majority Lenders would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 36 (Amendments and Waivers), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)	The Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this clause 2, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

3.	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

4.	No fiduciary duties to Borrowers

Nothing in this agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

5.	No Duty to Account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

6.	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

7.	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(D)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(E)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred; and

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice made by the [Borrower] is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any other Finance Party) if the Security Agent in its reasonable opinion deems this to be desirable.

(e)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(g)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

8.	Responsibility for Documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, any Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

9.	No duty to Monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Loan; or

(c)	whether any other event specified in any Finance Document has occurred.

10.	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(F)	any act, event or circumstance not reasonably within its control; or

(G)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.8 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	Nothing in this agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any other Finance Party,

on behalf of any other Finance Party and each other Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

11.	Finance Parties’ Indemnity to the Security Agent

(a)	Each other Finance Party shall (in the proportion that the amounts due to it bear to the aggregate of the amounts due to all the Finance Parties for the time being (or, if the amounts due to the Finance Parties are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Finance Party for any payment that Finance Party makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Finance Party claims reimbursement relates to a liability of the Security Agent to an Obligor.

12.	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)

The retiring Security Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrower shall, within three

Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 24 (Winding up of Trust) of this schedule 10 and paragraph (d) above) but shall remain entitled to the benefit of this clause 11 and clause 16.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

13.	Confidentiality

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

14.	Information from the Finance Parties

Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

15.	Credit Appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Transaction Security affecting the Charged Property.

16.	Security Agent’s Management Time and Additional Remuneration

(a)	Any amount payable to the Security Agent under clause 11 (Finance Parties’ Indemnity to the Security Agent) of this schedule 10, clause 18 (Costs and Expenses) or clause 16.4 (Indemnity to the Security Agent) shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any other fee paid or payable to the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default; or

(ii)	the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration (together with any applicable VAT) that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

17.	Reliance and Engagement Letters

The Security Agent may obtain and rely on any certificate or report from any Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

18.	No Responsibility to Perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

19.	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

20.	Custodians and Nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this agreement or any document relating to the trust created under this agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this agreement or be bound to supervise the proceedings or acts of any person.

21.	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

22.	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the other Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this agreement, be treated as costs and expenses incurred by the Security Agent.

23.	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

24.	Winding up of Trust

If the Security Agent, with the approval of each Lender, determines that:

(a)	all of the obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to clause 12 of this schedule 10 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

25.	Powers Supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

26.	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this agreement, the provisions of this agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this agreement shall constitute a restriction or exclusion for the purposes of that Act.

27.	Power of Attorney

Each other Finance Party and Obligor by way of security for its obligations under this agreement irrevocably appoints the Security Agent to be its attorney to do anything which that Finance Party or Obligor has authorised the Security Agent or any other Party to do under this agreement or is itself required to do under this agreement but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit).

28.	Release of Security

(a)	The Security Agent may at its sole discretion and without reference to any other Finance Party take such action as it deems necessary or advisable to release any assets from the Security constituted by the Transaction Security Documents to the extent that their disposal or release is:

(i)	permitted or required by the terms of this Agreement including pursuant to any instructions given to it in accordance with clause 2 (Instructions) of this schedule 10; or

(ii)	permitted or required by the original form of any other Finance Document and will not result or could not reasonably be expected to result in any breach of the terms of this Agreement.

(b)	If:

(i)	all of the shares in the capital of any member of the Group are to be disposed of, which would result in any Obligor ceasing to be a member of the Group; or

(ii)	any asset which is the subject of a Transaction Security Document is to be disposed of to a person outside (and which will remain outside) the Group,

and in any such case:

(iii)	the Majority Lenders agree to such disposal; or

(iv)	the Security Agent has received instructions from the relevant Finance Parties that comply with clause 2 (Instructions) instructing it to release the relevant Security and/or Guarantees over such asset; or

(v)	the disposal is permitted by the terms of the relevant Finance Document and will not result or could not reasonably be expected to result in any breach of any of the terms of this Agreement; or

(vi)	the disposal is being made at the request of the Security Agent in circumstances where any Security created by the Transaction Security Documents has become enforceable; or

(vii)	the disposal is being effected by enforcement of a Transaction Security Document,

then, in the case of a disposal contemplated by paragraph (a) above, the Security provided by that Obligor over its assets under the Transaction Security Documents and any related guarantees given by, or in respect of, such Obligor will be released and in the case of a disposal contemplated by paragraph (b) above those assets will be released from such Security, in each case at the expense of the relevant Obligor.

(c)	The Security Agent is authorised by each other Finance Party to execute (on behalf of itself and each such Finance Party) all releases of any Security or any guarantee resulting from any disposal contemplated in clauses 28(a) and 28(b) above of this schedule 10, without the need for any further referral to, or authority from, any other Party, including any formal release of any asset which the Security Agent in its absolute discretion considers necessary or desirable in connection with that disposal.

SCHEDULE 11

U.S. TAX COMPLIANCE CERTIFICATE

Part 1

For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

Reference is hereby made to the Credit Agreement dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [                    ], and each lender from time to time party thereto.

Pursuant to the provisions of clause 14 (Tax Gross Up and Indemnities) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Obligor within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Obligor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Obligor with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform the Obligor and the Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:	, 20[ ]

Part 2

For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes

Reference is hereby made to the Credit Agreement dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [                    ], and each lender from time to time party thereto.

Pursuant to the provisions of clause 14 (Tax Gross Up and Indemnities) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Obligor within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Obligor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	, 20[ ]

Part 3

For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes

Reference is hereby made to the Credit Agreement dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [                    ], and each lender from time to time party thereto.

Pursuant to the provisions of clause 14 (Tax Gross Up and Indemnities) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Obligor within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Obligor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	, 20[ ]

Part 4

For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes

Reference is hereby made to the Credit Agreement dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [                    ], and each lender from time to time party thereto.

Pursuant to the provisions of clause 14 (Tax Gross Up and Indemnities) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Finance Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Obligor within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Obligor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Obligor with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform the Obligor and the Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:	, 20[ ]

The Borrower

Executed as a deed by SUSSEX HOLDINGS, INC acting by:	) ) ) )	/s/ Robert Redpath
Name		Robert Redpath
Title		Senior Vice President

In the presence of
Witness sign here:

Witness signature		/s/ Diane Hartman

Witness name:		Diane Hartman

Witness address:		168 Georgetown Road

Weston, CT 06883

Witness occupation:		Accountant

The Original Guarantor

Executed as a deed by SUSSEX HOLDINGS, INC acting by:	) ) ) )	/s/ Robert Redpath
Name		Robert Redpath
Title		Senior Vice President

In the presence of
Witness sign here:

Witness signature		/s/ Diane Hartman

Witness name:		Diane Hartman

Witness address:		168 Georgetown Road

Weston, CT 06883

Witness occupation:		Accountant

The Original Lenders

Executed as a deed by NATIONAL AUSTRALIA BANK LIMITED ABN 12004044937 acting by:	) ) ) ) )	/s/ Eoin Naughton
Name		Eoin Naughton
Title		Director

In the presence of
Witness sign here:

Witness signature		/s/ Aimee Carroll-Hewitt

Witness name:		Aimee Carroll-Hewitt

Witness address:		Ashurst LLP, Broadwalk House

5 Appold Street

London EC2A 2HA

Witness occupation:		Trainee Solicitor

Executed as a deed by BARCLAYS BANK PLC acting by:	) ) ) )	/s/ Arti Sugunan
Name		Arti Sugunan
Title		Assistant Vice President

In the presence of
Witness sign here:

Witness signature		/s/ Javkhaa Chuluunbaatar

Witness name:		Javkhaa Chuluunbaatar

Witness address:		1 Churchill Place

Canary Wharf

E14 5HP

Witness occupation:		Banker

The Arrangers

Executed as a deed by NATIONAL AUSTRALIA BANK LIMITED ABN 12004044937 acting by:	) ) ) ) )	/s/ Eoin Naughton
Name		Eoin Naughton
Title		Director

In the presence of
Witness sign here:

Witness signature		/s/ Aimee Carroll-Hewitt

Witness name:		Aimee Carroll-Hewitt

Witness address:		Ashurst LLP, Broadwalk House

5 Appold Street

London EC2A 2HA

Witness occupation:		Trainee Solicitor

Executed as a deed by BARCLAYS BANK PLC acting by:	) ) ) )	/s/ Arti Sugunan
Name		Arti Sugunan
Title		Assistant Vice President

In the presence of
Witness sign here:

Witness signature		/s/ Javkhaa Chuluunbaatar

Witness name:		Javkhaa Chuluunbaatar

Witness address:		1 Churchill Place

Canary Wharf

E14 5HP

Witness occupation:		Banker

The Agent

Executed as a deed by NATIONAL AUSTRALIA BANK LIMITED ABN 12004044937 acting by:	) ) ) ) )	/s/ Eoin Naughton
Name		Eoin Naughton
Title		Director

In the presence of
Witness sign here:

Witness signature		/s/ Aimee Carroll-Hewitt

Witness name:		Aimee Carroll-Hewitt

Witness address:		Ashurst LLP, Broadwalk House

5 Appold Street

London EC2A 2HA

Witness occupation:		Trainee Solicitor

The Security Agent

Executed as a deed by NATIONAL AUSTRALIA BANK LIMITED ABN 12004044937 acting by:	) ) ) ) )	/s/ Eoin Naughton
Name		Eoin Naughton
Title		Director

In the presence of
Witness sign here:

Witness signature		/s/ Aimee Carroll-Hewitt

Witness name:		Aimee Carroll-Hewitt

Witness address:		Ashurst LLP, Broadwalk House

5 Appold Street

London EC2A 2HA

Witness occupation:		Trainee Solicitor